Exhibit 10.35

Note: Registrant has requested that portions of this document denoted [***] be accorded confidential treatment pursuant to Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended.

LIMITED LIABILITY COMPANY AGREEMENT
OF
ATLANTIC COAST PIPELINE, LLC
a Delaware Limited Liability Company
Dated as of September 2, 2014

THE SECURITIES REFERENCED IN THIS LIMITED LIABILITY COMPANY AGREEMENT (THIS “AGREEMENT”) HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER ANY OTHER STATE OR FEDERAL SECURITIES LAWS. SUCH SECURITIES MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT AN EFFECTIVE REGISTRATION STATEMENT OR QUALIFICATION UNDER SUCH ACT AND LAWS OR AN EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN. THEREFORE, MEMBERS MAY NOT BE ABLE TO READILY LIQUIDATE THEIR INVESTMENTS. THERE IS NO TRADING MARKET FOR THE SECURITIES REFERENCED IN THIS AGREEMENT, AND IT IS NOT ANTICIPATED THAT ONE WILL DEVELOP.
THE SECURITIES REFERENCED IN THIS LIMITED LIABILITY COMPANY AGREEMENT ARE SUBJECT TO CONDITIONS AND RESTRICTIONS ON TRANSFER SET FORTH HEREIN AND CERTAIN RESTRICTIONS ON VOTING RIGHTS.

TABLE OF CONTENTS
Page

Article 1	ORGANIZATIONAL MATTERS 1

1.1.	Formation and Continuation 1

1.2.	Name 1

1.3.	Purpose 2

1.4.	Registered Office and Registered Agent; Principal Place of Business 2

1.5.	Foreign Qualification 2

1.6.	Term 2

1.7.	Expense 3

1.8.	No State Law Partnership 3

1.9.	Mergers and Exchanges 3

Article 2	DEFINITIONS AND REFERENCES 3

2.1.	Definitions 3

Article 3	MEMBERS 19

3.1.	Members 19

3.2.	Membership Interests 20

3.3.	Voting. 20

3.4.	Additional Members and Membership Interests 20

3.5.	Liability to Third Parties 21

3.6.	Withdrawal 21

3.7.	Members Have No Agency Authority 21

3.8.	Priority and Return of Capital 21

3.9.	Limitation on Liens 21

Article 4	CAPITAL CONTRIBUTIONS; DEFAULT 21

4.1.	Capital Contributions 21

4.2.	Additional Capital Contributions 22

4.3.	Dilution 25

4.4.	Pre-Effective Expenditures 26

4.5.	Events of Default 27

4.6.	Interest on and Return of Capital Contributions 29

4.7.	Financing 29

Article 5	ALLOCATIONS AND DISTRIBUTIONS 30

5.1.	Allocations of Profits and Losses 30

5.2.	Special Allocations 30

5.3.	Allocation and Other Rules 32

5.4.	Allocations for Tax Purposes 33

5.5.	Distributions 34

5.6.	Acknowledgement of Allocation Rules 34

5.7.	Tax Withholding 34

i

Article 6	MANAGEMENT AND GOVERNANCE 35

6.1.	Board 35

6.2.	Certain Agreements 35

6.3.	Designation of Managers 36

6.4.	Removal of Managers 37

6.5.	Vacancies 37

6.6.	Meetings of Board 37

6.7.	Restricted Action Requiring Board Approval 39

6.8.	FERC Certificate Approval 42

6.9.	Officers 44

6.10.	Duties of Managers 44

6.11.	Commercially Sensitive Information 45

6.12.	Employees 46

Article 7	BUDGETS; ACCOUNTING, TAX AND BANKING MATTERS 46

7.1.	Facilities Budgets 46

7.2.	Annual Budgets 47

7.3.	Books and Records; Reports 47

7.4.	Fiscal Year 50

7.5.	Bank Accounts 50

7.6.	Capital Accounts 50

7.7.	Tax Partnership 51

7.8.	Tax Elections. 51

7.9.	Tax Matters Member 51

7.10.	Tax Returns and Reports 52

7.11.	Audit Rights 52

Article 8	INDEMNIFICATION 52

8.1.	Right to Indemnification 52

8.2.	Indemnification of Employees and Agents 53

8.3.	Advance Payment 53

8.4.	Appearance as a Witness 54

8.5.	Nonexclusivity of Rights 54

8.6.	Insurance 54

8.7.	Certain Definitions 54

8.8.	Severability 55

Article 9	COMMITTED FACILITIES; OTHER ACTIVITIES 55

9.1.	Development of Committed Facilities 55

9.2.	Development of Approved Facilities Projects 55

9.3.	Proposed Facilities Projects 56

9.4.	Development of Business Opportunities 57

9.5.	Certain Opportunities 57

9.6.	Insurance 57

Article 10	DISPOSITION 58

10.1.	Dispositions; Exception to Application of this Article 10 58

10.2.	Other Restrictions on Dispositions 59

10.3.	[RESERVED]. 60

10.4.	Preemptive Right 60

10.5.	Dominion ROFR 61

Article 11	DISSOLUTION, LIQUIDATION, AND TERMINATION 62

11.1.	Dissolution 62

11.2.	Liquidation and Termination 62

11.3.	Deficit Capital Accounts 64

11.4.	Certificate of Cancellation 64

Article 12	REPRESENTATIONS AND WARRANTIES 64

12.1.	Representations and Warranties of the Members 64

Article 13	EFFECTIVENESS 65

13.1.	Effectiveness 65

Article 14	GENERAL PROVISIONS 65

14.1.	Notices 65

14.2.	Amendment or Modification 66

14.3.	Entire Agreement 66

14.4.	Extensions; Waivers 66

14.5.	Assignment; Binding Effect 67

14.6.	Governing Law 67

14.7.	Dispute Resolution 67

14.8.	Waiver of Jury Trial 67

14.9.	Affiliate Contracts 68

14.10.	No Consequential Damages 68

14.11.	Severability 68

14.12.	Further Assurances 69

14.13.	Title to Company Property 69

14.14.	Intellectual Property 69

14.15.	Press Releases and Public Announcements 69

14.16.	No Third Party Beneficiaries 69

14.17.	Confidentiality 70

14.18.	Headings 70

14.19.	Construction 70

14.20.	Fair Market Value Determination 71

14.21.	Counterparts; Effectiveness 71

14.22.	Adjustment for Inflation 72

14.23.	Legal Representation 72

INDEX TO ANNEXES
Annex A    Transferee Representations
Annex B    Accession Agreement
Annex C    Form of Capital Call Notice
INDEX TO EXHIBITS
Exhibit 2.1    Initial Precedent Agreements
Exhibit 3.1    Member Addresses, Capital Contributions and Percentage Interests
Exhibit 4.4    Pre-Effective Expenditures

Exhibit 6.3(a)    Designated Managers

Exhibit 6.9(c)    Officers

Exhibit 14.9    Affiliate Contracts

INDEX TO SCHEDULES
Schedule A    Initial Facilities
Schedule B    Minimum Insurance Coverage

LIMITED LIABILITY COMPANY AGREEMENT
OF
ATLANTIC COAST PIPELINE, LLC
THIS LIMITED LIABILITY COMPANY AGREEMENT of ATLANTIC COAST PIPELINE, LLC, a Delaware limited liability company (the “Company”), dated as of September 2, 2014 (the “Effective Date”), is adopted, executed and agreed to by DOMINION ATLANTIC COAST PIPELINE, LLC, a Delaware limited liability company (“Dominion”), DUKE ENERGY ACP, LLC, a Delaware limited liability company (“Duke”), PIEDMONT ACP COMPANY, LLC, a North Carolina limited liability company (“Piedmont”), and MAPLE ENTERPRISE HOLDINGS, INC., a Georgia corporation (“AGL”). Capitalized terms used herein shall have the meanings set forth in Article 2 unless otherwise defined herein.

WHEREAS, the Company was formed on August 27, 2014 by the filing of a Certificate of Formation (the “Certificate”) with the Secretary of State of the State of Delaware; and

WHEREAS, the Members desire to enter into this Agreement for purposes of evidencing the various rights, privileges, duties and obligations of the Members.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound hereby enter into this Agreement.

ARTICLE 1
ORGANIZATIONAL MATTERS
1.1.    Formation and Continuation
The Company was formed upon the filing of the Certificate with the Secretary of State of the State of Delaware on August 27, 2014 under and pursuant to the Act. The Members desire to continue the Company for the purposes and upon the terms and conditions hereinafter set forth. The Members hereby agree that during the term of the Company, the rights and obligations of the Members with respect to the Company will be determined in accordance with the terms and provisions of this Agreement and the Act (except where the Act provides that such rights and obligations specified in the Act shall apply “unless otherwise provided in a limited liability company agreement” or words of similar effect and such rights and obligations are set forth in this Agreement). Notwithstanding anything herein to the contrary, the Members shall not have the rights described in Section 18-210 of the Act (entitled “Contractual Appraisal Rights”), which shall not apply to this Agreement or to the Company.

1.2.     Name

The Company’s name is “Atlantic Coast Pipeline, LLC.” The Company’s business shall be conducted in the Company’s name or in any other name approved by the Board. If the law of a jurisdiction where the Company does business requires the Company to do business under a different name, the Company’s business in such jurisdiction may be conducted under such other name or names as the Board may select.

1.3.    Purpose
Subject to the terms of this Agreement, the purpose of the Company shall be to engage in the Business and to engage in any lawful act or activity for which limited liability companies may engage under the Act and other applicable laws in furtherance of, ancillary to or in connection with the Business. The Company shall have all powers and privileges granted by the Act, any other law or this Agreement, including incidental powers thereto, to the extent that such powers and privileges are necessary, customary, convenient or incidental to engaging in the Business.

1.4.    Registered Office and Registered Agent; Principal Place of Business

(a)    The Company’s registered office required by the Act to be maintained in the State of Delaware shall be the initial registered office named in the Certificate or such other office (which need not be a place of business of the Company) as the Board may designate from time to time in the manner provided by law. The Company’s registered agent in the State of Delaware shall be the initial registered agent named in the Certificate or such other Person or Persons as the Board may designate from time to time.

(b)    The principal place of business of the Company shall be in Richmond, VA. The Board, at any time and from time to time, may change the location of the Company’s principal place of business and may establish such additional place or places of business of the Company as the Board shall determine to be necessary or desirable.

1.5.    Foreign Qualification

Prior to the Company conducting business in any jurisdiction other than Delaware, the Company shall comply, to the extent procedures are reasonably available, with all requirements necessary to qualify the Company as a foreign limited liability company in such jurisdiction. At the request of the Board or an officer of the Company upon proper authorization, each Member agrees to execute, acknowledge, swear to, and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue, and terminate the Company as a foreign limited liability company in such jurisdiction; provided that no Member shall be required to file any general consent to service of process or to qualify as a foreign corporation, limited liability company, partnership or other entity in any jurisdiction in which it is not already so qualified.

1.6.    Term

The existence of the Company commenced on the date the Certificate was filed with the Secretary of State of the State of Delaware and shall continue in existence until it is dissolved and the Certificate is cancelled in accordance with the terms hereof and the Act.

1.7.    Expense
Each Member and each of their respective Affiliates shall be responsible for and bear their own costs and expenses incurred in connection with the consideration of their investment in the Company, their due diligence review of the Company, and the negotiation, preparation and execution of the Transaction Documents.

1.8.    No State Law Partnership

The Members intend that: (a) the Company shall not be treated as a common law partnership or joint venture; and (b) this Agreement shall not create any agency or other relationship creating fiduciary or quasi-fiduciary duties owed by any Member to the Company or to any other Member or Manager, and this Agreement may not be construed to suggest otherwise, except for the implied covenant of good faith and fair dealing. To the extent that, at law or in equity, a Member owes any fiduciary or other duty to the Company or any Manager pursuant to this Agreement, such duty is hereby eliminated pursuant to Section 18-1101(c) of the Act, except for the implied covenant of good faith and fair dealing. This Agreement shall not subject the Members to joint and several or vicarious liability for the obligations of the Company or any other Member or impose any duty, obligation or liability on any Member that would arise therefrom with respect to any or all of the Members or the Company. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement is intended to change or in any way modify or reduce the fiduciary or other duties which may be agreed to by a Member in its capacity as a party to a Transaction Document or other contract with the Company or any Subsidiary of the Company other than this Agreement.

1.9.    Mergers and Exchanges

Except as otherwise provided in this Agreement, the Company may be a party to any merger, equity exchange, consolidation, acquisition or other type of reorganization upon proper authorization taken pursuant to the terms hereof.
ARTICLE 2
DEFINITIONS AND REFERENCES
2.1.    Definitions
When used in this Agreement, the following terms shall have the respective meanings assigned to them in this Section 2.1 or in the sections or other subdivisions referred to below:
“Accession Agreement” means the agreement substantially in the form attached hereto as Annex B.
“Act” means the Delaware Limited Liability Company Act or any successor statute, as amended from time to time.
“Acting Member” means, with respect to any Affiliate Contract, each Member that is not itself, nor is any of its Affiliates, a party to such Affiliate Contract.

“Additional Capital Contribution” means, with respect to any Member, any Capital Contribution allowed or required to be made by such Member from time to time in accordance with the terms of Article 4.
“Adjusted Capital Account” means the Capital Account maintained for each Member as provided in Section 7.6, (a) increased by an amount equal to the amount such Member is deemed obligated to restore under the penultimate sentences of Treasury Regulations Section 1.704-2(g)(1) and 1.704-2(i)(5) as computed on the last Day of such Fiscal Year in accordance with the applicable Treasury Regulations, and (b) decreased by the adjustments provided for in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4)-(6).
“Affected Member” is defined in Section 14.20(b).
“Affiliate” means, when used with respect to any Person, any Person directly or indirectly Controlling, Controlled by, or under common Control with such Person, and the term “Affiliate” includes, with respect to any Member, (a) a limited partnership or a Person Controlled by a limited partnership if the general partner of such limited partnership is Controlled by such Member’s Parent, or (b) a limited liability company or a Person controlled by a limited liability company if the managing member of the limited liability company is Controlled by such Member’s Parent. For purposes of this Agreement, neither the Company nor any of its Subsidiaries is an Affiliate of any of the Members or any of their respective Affiliates. For the purposes of Article X, the term “Affiliate” includes, in the case of Dominion, Dominion Midstream Partners, LP (“Dominion MLP”).
“Affiliate Contract” means a contract, agreement, document or other instrument between the Company or a Subsidiary thereof on one hand and a Member or an Affiliate of a Member on the other hand.
“AFP Budget” is defined in Section 7.1(c).
“Aggregate Budget Cap” means, with respect to any Committed Facilities, an amount equal to the aggregate of the Budget Caps of all Members for such Committed Facilities.
“AGL” is defined in the recitals.
“AGL Manager(s)” is defined in Section 6.3(a).
“Agreement” means this Limited Liability Company Agreement, as hereafter amended, modified or changed from time to time in accordance with the terms hereof.
“Allocation Period” means (a) the period commencing on the Effective Date and ending on December 31, 2014, (b) any subsequent 12-month period commencing on January 1, and ending on December 31, (c) any portion of the periods described in clauses (a) or (b) for which the Company is required to allocate Profits, Losses and other items of Company income, gain, loss or deduction under Article 5 or (d) the period commencing on the immediately preceding January 1, and ending on the date on which all Properties of the Company are distributed to the Members under Article 11; provided, however, if such period is not permissible for tax purposes, the Tax Matters Member shall select another period that is permissible for tax purposes.

“Alternate Manager” is defined in Section 6.3(b).
“Annual Budget” means the annual budget of the Company, comprised of the Annual Capital Budget and, with respect to any year (or portion thereof) following the In-Service Date, the Annual Operating Budget.
“Annual Capital Budget” is defined in Section 7.2(a).
“Annual Operating Budget” is defined in Section 7.2(a).
“Appraiser” is defined in Section 14.20(b).
“Approved Facilities Project” means any Facilities Project to be undertaken by the Company that the Board approves pursuant to Section 6.7(b)(iii).
“Available Cash” means, with respect to any period, the following, without duplication: (a) all revenues and other cash and cash equivalents collected or received by the Company from any and all sources (other than Capital Contributions) as of the end of such period less (b) as of the end of such period, reserves reasonably established by the Board to provide for the proper conduct of the business of the Company, including any reserves to comply with applicable law or any instrument of indebtedness or obligation to which the Company is a party or by which it is bound or its assets are subject; provided, however, that Available Cash shall not be reduced by depreciation, amortization, cost recovery deductions or similar non-cash expenses or allowances, and shall be increased by any reductions of cash reserves previously established pursuant to the first clause of this definition. Available Cash generated from Capital Contributions pursuant to Sections 4.1 and 4.2 shall not be considered “Available Cash” for distribution purposes.
“Bankrupt Member” means any Member:
(a)    that (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceeding; (iv) files a petition or answer in a court of competent jurisdiction seeking for such Member a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any applicable law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Member in a proceeding of the type described in subclauses (i) through (iv) of this clause (a); or (vi) seeks, consents, or acquiesces to the appointment of a trustee, receiver, or liquidator of such Member or of all or any substantial part of such Member’s assets or properties; or
(b)    against which a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any law has been commenced and ninety (90) Days have expired without dismissal thereof or with respect to which, without such Member’s consent or acquiescence, a trustee, receiver, or liquidator of such Member or of all or any substantial part of such Member’s properties has been appointed and sixty (60) Days have expired without such appointments having been vacated or stayed, or sixty (60) Days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.
“Base Facilities Project” means any project that involves (i) constructing or installing any pipeline that would loop (as such term is commonly used in the natural gas pipeline industry) the Facilities, (ii) installing or upgrading any compression with respect to the Facilities, (iii) increasing the transportation capacity of the Facilities through the installation of greater capacity pipe, looping or similar improvements, and/or (iv) any extension to the Trunkline, in each case excluding any project upstream of the Marts Junction receipt point in Lewis County, West Virginia.
“Base Facilities Project Notice” is defined in Section 9.3(a).
“Board” is defined in Section 6.1.
“Budget Cap” means, for each Member (a) with respect to the Initial Facilities, the amount in U.S. dollars set forth opposite such Member’s name in the Initial Facilities Budget, (b) with respect to the PA Required Expansion Facilities, the amount in U.S. dollars set forth opposite such Member’s name in Attachment D to the Initial Resolution, in each case as such amount may be increased from time to time in accordance with Section 4.2(f).
“Budget Overrun” is defined in Section 6.7(b)(iii)(14).
“Business” means the business of acquiring, planning, designing, financing, constructing, operating, owning, improving, marketing, maintaining and expanding the Facilities, engaging in the transmission of natural gas through the Facilities, procuring or leasing gas transportation capacity on any other pipeline facilities and engaging in the transmission of natural gas through such pipeline facilities, and performing other activities or services related or ancillary thereto and such other related business as approved by the Board.
“Business Day” means a Day, other than a Saturday or a Sunday, on which commercial banks in the Unites States of America are open for business with the public.
“Capital Account” is defined in Section 7.6(a).
“Capital Call Notice” is defined in Section 4.2(a).
“Capital Contribution” means, for any Member at the particular time in question, the aggregate of the dollar amounts of any cash contributed to the Company’s capital and/or the Gross Asset Value of any property or asset contributed (or deemed contributed pursuant to this Agreement) by such Member to the Company’s capital.
“Capital Expenditures” shall mean costs and expenses associated with the acquisition, development or redevelopment of Company Properties or any other fixed or capital assets of the Company or any of its Subsidiaries which are capitalized pursuant to GAAP and subject to depletion, depreciation or amortization.
“Certificate” is defined in the recitals.

“Chairman” is defined in Section 6.6(f).
“Change in Control” means, with respect to any Member, any transaction or series of transactions that causes such Member’s Parent to be Controlled by a Person (or group of Persons that have agreed to act in concert) that does not Control (or is not Controlled by) such Parent as of the date that such Member first executed this Agreement.
“Collection Costs” is defined in Section 4.5(a).
“Committed Facilities” means the Initial Facilities and the PA Required Expansion Facilities, collectively.
“Company” is defined in the preamble to this Agreement.
“Company Nonrecourse Liabilities” means nonrecourse liabilities (or portions thereof) of the Company as defined in Treasury Regulations Section 1.752-1(a)(2) or Treasury Regulations Section 1.752-7 liabilities (as defined in Treasury Regulations Section 1.752-7(b)(3)(i)) assumed by the Company from a Member.
“Company Property” or “Company Properties” or “Properties of the Company” means any right, title or interest of the Company or any Subsidiary in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including equity interests or other ownership interests in any Person and whether now in existence or owned or hereafter acquired or constructed.
“Competitive Facilities Project” means (i) any project that involves the addition of any lateral or other pipeline that connects directly to the Facilities and that would transport natural gas for: (1) the ultimate delivery to an end-use facility or (2) further downstream transportation after such natural gas has been transported through any of the Facilities, or (ii) any pipeline project delivering natural gas directly into the Facilities, in each case excluding (x) any project upstream of the Marts Junction receipt point in Lewis County, West Virginia and (y) any extension to the Trunkline.
“Competitive Facilities Project Notice” is defined in Section 9.3(a).
“Contribution Default” is defined in Section 4.2(d)(ii).
“Contribution Default Notice” is defined in Section 4.2(d)(ii).
“Control” and its derivatives mean, with respect to any Person, the possession, directly or indirectly, through one or more intermediaries, of the power to direct or cause the direction of management or policies (whether through ownership of securities, by contract or otherwise) of a Person. For the purposes of the preceding sentence but without limiting the generality thereof, Control is deemed to exist when a Person (or group of Persons who have agreed to act in concert) possesses, directly or indirectly, (i) the ability to elect or cause the election of a majority of the board of directors, board of managers or other governing authority of the applicable Person, (ii) in the case of a corporation, 50% or more of all classes and series of issued and outstanding capital stock entitled to vote for the election of the board of directors, (iii) in the case of a limited liability company, partnership, limited partnership or joint venture, the right to 50% or more of the distributions therefrom (including liquidating distributions), (iv) in the case of a limited liability company, 50% or more of the outstanding securities of all classes and series of securities entitled to vote in the election of the board of managers, management committee or other governing authority thereof, (v) in the case of a limited partnership (including any master or publically traded limited partnership), a general partner interest therein or the right to vote or designate or cause the voting or designation of a general partner thereof or (vi) in the case of any Person, 50% or more of the economic or beneficial interest therein or the right to receive 50% or more of the profits or income of such Person.
“CPI” is defined in Section 14.22.
“Day(s)” means any calendar day.
“Defaulting Member” means any Member for which an Event of Default has occurred.
“Deficiency” is defined in Section 4.2(d)(i).
“Deficiency Interest Expense” has the meaning set forth in the definition of “Interest.”
“Deficiency Interest Income” has the meaning set forth in the definition of “Interest.”
“Depreciation” means for each taxable period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such period for federal income tax purposes, except that (a) with respect to any asset the Gross Asset Value of which differs from its adjusted tax basis for federal income tax purposes and which difference is being eliminated by use of the remedial allocation method pursuant to Treasury Regulations Section 1.704-3(d), Depreciation for such period shall be the amount of book basis recovered for such period under the rules prescribed by Treasury Regulations Section 1.704-3(d)(2) and (b) with respect to any other asset the Gross Asset Value of which differs from its adjusted tax basis at the beginning of such period, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such period bears to such beginning adjusted tax basis, provided, however, that if the adjusted tax basis of an asset at the beginning of such period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board.
“Diluting Member” is defined in Section 4.3(c).
“Dilution Election” is defined in Section 4.3(a).
“Dilution Funding Member” is defined in Section 4.3(d).
“Dilution Shortfall” is defined in Section 4.3(c).
“Disagreeing Member” is defined in Section 6.8(b).

“Dispose” (including the correlative terms “Disposed” or “Disposition”) means any direct or indirect sale, assignment, transfer, conveyance, gift, distribution or any other disposition, whether voluntary, involuntary or by operation of law or otherwise, including by merger or consolidation or upon liquidation or dissolution, of any rights, interests or obligations with respect to all or any portion of any Membership Interest, Company Properties or other assets; provided, however, that the foregoing expressly excludes (i) a Change in Control and (ii) any pledge of a Member’s Membership Interest or grant of a lien or security interest in a Member’s Membership Interest pursuant to Section 10.1(a).
“Disposition Default” is defined in Section 10.1(a).
“Dominion” is defined in the recitals.
“Dominion Manager(s)” is defined in Section 6.3(a).
“Dominion MLP” is defined in the definition of “Affiliate.”
“Duke” is defined in the recitals.
“Duke Manager(s)” is defined in Section 6.3(a).
“Effective Date” is defined in the preamble to this Agreement.
“Elective Contribution” is defined in Section 4.2(e)(i).
“Elective Funding Member” means each Member that elects to fund an Elective Contribution in accordance with Section 4.2(e)(i).
“Elective Notice” is defined in Section 4.2(e)(i).
“Emergency Services” is defined in the Operations Agreement.
“Event of Default” means in respect of a Member (a) a Contribution Default, (b) a Performance Default, (c) a Disposition Default or (d) the occurrence of a Fundamental Event.
“Exercising Member” is defined in Section 10.4(b).
“Facilities” means the Initial Facilities, the PA Required Expansion Facilities and any Approved Facilities Project.
“Facilities Budget” means the Initial Facilities Budget, the PA Required Expansion Facilities Budget and any AFP Budget.
“Facilities Project” means a Base Facilities Project or a Competitive Facilities Project, as applicable.
“Facilities Project Notice” is defined in Section 9.3(b).
“Facilities Project Proposal” is defined in Section 9.3(b).

“Fair Market Value” means, (i) with respect to any property (including Company Property) or assets, the fair market value of such property or assets as determined in good faith by the Board; and (ii) with respect to a Member’s Membership Interest, the fair market value of such Membership Interest as determined pursuant to the terms of Section 14.20. If any party disputes the Fair Market Value of any property or assets determined in accordance with the foregoing sentence, the Fair Market Value of the property or assets in question shall also be determined pursuant to the procedures set forth in Section 14.20.
“FERC” means the Federal Energy Regulatory Commission or any Governmental Authority succeeding to the powers of such commission.
“FERC Application” means the document, including any amendments, modifications, alterations, revisions or changes thereto, pursuant to which the application for a certificate(s) of public convenience and necessity is made under Section 7 of the Natural Gas Act of 1938, as amended, to the FERC by the Company for authority to construct, own, acquire and operate, and provide service on the Facilities.
“FERC Certificate” means the certificate(s) of public convenience and necessity issued by the FERC pursuant to any FERC Application.
“FERC Certificate Non-Accepting Member” is defined in Section 6.8(c)(i).
“Financing Commitment” means any definitive agreements between one or more Financing Entities and the Company pursuant to which such Financing Entities agree, subject to the conditions set forth therein, to lend money to, or purchase securities of, the Company, the proceeds of which shall be used to finance all or a portion of the Facilities.
“Financing Commitment Assurance” is defined in Section 4.7(b).
“Financing Entity” means a corporation, limited liability company, trust, financial institution, lender or other entity or Person that may be organized for the purpose of lending money or issuing or purchasing securities, the net proceeds of which are to be advanced directly or indirectly to the Company and used to finance the construction of all or a portion of the Facilities.
“Fiscal Quarter” means (a) any three-month period commencing on each of January 1, April 1, July 1 and October 1 of a calendar year, and ending on the last date before the next such date and (b) the period commencing on the immediately preceding January 1, April 1, July 1, or October 1, as the case may be, and ending on the date on which all Properties of the Company are distributed to the Members pursuant to Article 11.
“Fiscal Year” means (a) any twelve-month period commencing on January 1 and ending on December 31 of a calendar year and (b) the period commencing on the immediately preceding January 1, and ending on the date on which all Properties of the Company are distributed to the Members under Article 11; provided, however, if such period is not permissible for tax purposes, the Board shall select another period as the Company’s “Fiscal Year” that is permissible for tax purposes.

“FMV Notice” is defined in Section 14.20(b).
“FMV Report” is defined in Section 14.20(b).
“Fundamental Event” means in respect of a Member (a) that Member or such Member’s equity owner approves of the winding up, dissolution and/or termination of the Member (unless such event occurs after the In-Service Date and the sole distributee of the Member’s Membership Interest is a Permitted Transferee) and such winding up, dissolution and/or termination is not withdrawn or cured by such Member or such Member’s equity owner within 30 Days thereafter or (b) the Member becomes a Bankrupt Member.
“Funding Deadline” is defined in Section 4.2(d)(i).
“GAAP” means generally accepted accounting principles in effect in the United States of America from time to time consistently applied throughout the applicable period.
“Governmental Authority” means any federal, state or local government of the United States or any state thereof, any political subdivision thereof, whether state or local, and any agency, authority, commission, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of government.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:
(1)    The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the Fair Market Value;
(2)    The Gross Asset Values of all Company Properties shall be adjusted to equal their respective gross fair market values (taking Internal Revenue Code Section 7701(g) into account on the date determined), as reasonably determined by the Board as of the following times: (A) the acquisition of an additional Membership Interest by any new or existing Member in exchange for more than a de minimis Capital Contribution; (B) the acquisition of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company; (C) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for a Membership Interest; and (D) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); provided that any or all adjustments described in clauses (A), (B) and (C) of this paragraph shall be made only if the Board reasonably determines that such adjustment is necessary to reflect the relative economic interests of the Members in the Company, and provided, further, that, consistent with Section 4.2(e)(iii), the adjustment described in clause (A) of this paragraph shall not be made in connection with any Contribution Default by a Non-Funding Member if no Elective Contributions are made by Non-Defaulting Members and the Non-Funding Member’s Membership Interest is not purchased pursuant to Section 4.5(d);

(3)    The Gross Asset Value of any item of Company Properties distributed to any Member shall be adjusted to equal the Fair Market Value (taking Internal Revenue Code Section 7701(g) into account) of such asset on the date of distribution as reasonably determined by the Board; and
(4)    The Gross Asset Values of Company Properties shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such Company Properties under Internal Revenue Code Sections 734(b) or 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts under Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph (6) of the definition of “Profits” and “Losses”; provided, however, that Gross Asset Values shall not be adjusted under this subparagraph (4) to the extent that an adjustment under subparagraph (2) is required in connection with a transaction that would otherwise result in an adjustment under this subparagraph (4).
If the Gross Asset Value of a Company Property has been determined or adjusted under subparagraphs (2) or (4) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such Company Property for purposes of computing Profits and Losses.
“Initial Facilities” means an approximately 550-mile natural gas pipeline running generally between Lewis County, West Virginia and Chesapeake, Virginia and Robeson County, North Carolina, together with certain gas-fired compression stations and associated meter and regulation stations, all as more fully described and identified in the FERC Application for such Facilities (as amended or modified) and as further described on Schedule A hereto.
“Initial Facilities Budget” means the multi-year budget for the development and construction of the Initial Facilities attached to and approved pursuant to the Initial Resolution.
“Initial Notice” is defined in Section 10.4(b).
“Initial Percentage Interest” means the initial Percentage Interest of each Member set forth on Exhibit 3.1 attached hereto.
“Initial Precedent Agreements” means the Precedent Agreements listed on Exhibit 2.1.
“Initial Resolution” means the initial written consent of all of the Managers dated as of the Effective Date.
“In-Service Date” means the initial date of the placing of the Initial Facilities in service, as notified by the Operator to the Company pursuant to the Operations Agreement.
“Intellectual Property Rights” means (i) patents, trademarks, service marks, rights in designs, trade names, domain names, copyrights, know-how, rights in confidential information and all other intellectual property rights and similar property rights of whatever nature, in each case whether registered or not; (ii) applications and rights to apply for registrations of any of the foregoing and (iii) all forms of protection of a similar nature or having equivalent or similar effect to any of them which may subsist anywhere in the world.

“Interest” means, with respect to any Contribution Default, (i) if the Company incurred indebtedness to fund the amount of such Contribution Default, any interest incurred by the Company on such Indebtedness (“Deficiency Interest Expense”), or (ii) otherwise, interest on the amount of the Deficiency with respect to such Contribution Default at the Interest Rate, accruing from the Funding Deadline with respect to such Deficiency until the date that the Total Amount in Default is satisfied pursuant to Section 4.2(e)(iii); provided that interest shall accrue only on the amount of the Deficiency that has not been satisfied with retained distributions pursuant to Section 4.2(e)(iii) (“Deficiency Interest Income”).
“Interest Rate” means, on the applicable date of determination, the Prime Rate (as published in the “Money Rates” table of The Wall Street Journal).
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.
“IP Rights” is defined in Section 14.14.
“Lender” is defined in Section 10.1(a).
“Lien” means any of the following: mortgage; lien (statutory or other); other security agreement, arrangement or interest; hypothecation, pledge or other deposit arrangement; assignment; charge; levy; executory seizure; attachment; garnishment; encumbrance (including any easement, exception, reservation or limitation, right of way, and the like); conditional sale, title retention, voting agreement or other similar agreement, arrangement, device or restriction; preemptive or similar right; the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction; restriction on Disposition; or any option, equity, claim or right of or obligation to any other Person of whatever kind and character; provided, however, that the term “Lien” excludes any of the foregoing to the extent created by or as permitted under this Agreement.
“MAE” is defined in Section 6.8(a).
“Manager” and “Managers” are defined in Section 6.1 and shall include any Person then serving as a Manager but shall not include any removed Manager.
“Material Contract” means any of the following contracts or agreements to which the Company is or becomes a party after the Effective Date: (i) engineering, procurement and construction contracts, contracts for the construction of the Facilities, and contracts for the procurement of pipe, compression and associated equipment, (ii) any contracts or agreements that require expenditures by the Company in excess of $5,000,000 in the aggregate or provide revenues to the Company in excess of $5,000,000 in the aggregate, (iii) any service agreements for the transmission of natural gas through the Facilities and any other pipeline facilities on which the Company maintains gas transmission capacity, and (iv) any contracts or agreements for the leasing or procurement of any gas transmission capacity on any pipeline facilities not owned by the Company.
“Member” is defined in Section 3.1, but such term excludes any Person who has ceased to be a member.

“Member Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” set forth in Section 1.704-2(b)(4) of the Treasury Regulations.
“Member Nonrecourse Debt Minimum Gain” has the same meaning as “partner nonrecourse debt minimum gain” set forth in Treasury Regulations Section 1.704-2(i)(2).
“Member Nonrecourse Deductions” means the amount of deductions, losses and expenses equal to the net increase during the year in minimum gain attributable to a Member Nonrecourse Debt, reduced (but not below zero) by proceeds of such Member Nonrecourse Debt distributed during the year to the Members who bear the economic risk of loss for such debt, as determined in accordance with applicable Treasury Regulations.
“Members Holding a Majority of the Percentage Interests” means Members, subject to the provisions of Section 4.5(b), holding at least fifty-five percent (55%) of the Percentage Interests.
“Membership Interest” means the interest of a Member in the Company, including the right of such Member to receive distributions (liquidating or otherwise), to be allocated income, gain, loss, deduction, credit, or similar items, to receive information, vote, grant consents or approvals, and all other rights, benefits and privileges enjoyed by or incidental to being a Member, and all liabilities and obligations imposed upon a Member under the Act, the Certificate, this Agreement or otherwise in its capacity as a Member.

“Minimum Gain” means with respect to Company Nonrecourse Liabilities, the amount of gain that would be realized by the Company if it Disposed of (in a taxable transaction) all Company Properties that are subject to Company Nonrecourse Liabilities in full satisfaction of such liabilities, computed in accordance with Treasury Regulations Section 1.704-2(d).
“Moody’s” means Moody’s Investors Service, Inc.
“Non-Defaulting Members” is defined in Section 4.2(e)(i).
“Non-Funding Member” is defined in Section 4.2(d)(ii).
“Nonrecourse Deductions” means, for each Allocation Period or other period, the Company allocations that are characterized as “nonrecourse deductions” under Treasury Regulations Section 1.704-2(b)(1).
“Offered Interest” is defined in Section 10.5(a).
“Officer” is defined in Section 6.9(a).
“Operations Agreement” means that certain Construction, Operation and Maintenance Agreement to be entered into by and between the Company and Operator on the Effective Date in substantially the form attached to the Initial Resolution.
“Operator” means, initially, Dominion Transmission, Inc.

“PA Execution Date” means the date on which the last of the Initial Precedent Agreements is executed and delivered by the Company and the other party thereto.
“PA Required Expansion Facilities” means the facilities described in the relevant attachment to the Initial Resolution.
“PA Required Expansion Facilities Budget” is defined in Section 7.1(b).
“Parent” means the Person that Controls a Member as of the date that such Member executed this Agreement, and that is not itself Controlled by any other Person. The Parents of the Members as of the Effective Date are: (i) with respect to Dominion, Dominion Resources, Inc., (ii) with respect to Duke, Duke Energy Corporation, (iii) with respect to Piedmont, Piedmont Natural Gas Company, Inc., and (iv) with respect to AGL, AGL Resources, Inc. Upon any change to the identity of a Member’s Parent, such Member shall immediately notify all other Members.
“Participation Election Period” is defined in Section 4.2(e)(i).
“Participation Notice” is defined in Section 4.2(e)(i).
“Percentage Interest” means, as of any date of determination, the ratio (expressed as a percentage) that (a) such Member’s aggregate Capital Contributions as of such date bears to (b) the aggregate Capital Contributions of all Members as of such date; provided that amounts treated as Capital Contributions pursuant to (i) Section 4.2(e)(iii) and applied to the payment of Deficiency Interest Expense or Collection Costs and (ii) Section 4.5(a) shall not be included in Capital Contributions for purposes of this definition of “Percentage Interest.” Notwithstanding the foregoing, the Initial Percentage Interests of the Members shall not be adjusted for any amounts contributed pursuant to Section 4.1 or Section 4.4. In addition, if there are no Elective Contributions in respect of any Contribution Default by a Non-Funding Member and such Non-Funding Member’s Membership Interest is not purchased pursuant to Section 4.5(d), then for purposes of this definition of “Percentage Interest” the Non-Funding Member will be treated as having made a Capital Contribution of the Deficiency with respect to such Contribution Default but will not be treated as having made a further Capital Contribution when Retained Distributions of the Non-Funding Member are applied to the payment of such Deficiency pursuant to Section 4.2(e)(iii).
“Performance Default” means any material breach or material default (other than a Contribution Default) by a Member in the performance of, or any material failure by a Member to comply with, any agreement, obligation, covenant, or undertaking of such Member under this Agreement which has not been remedied on or prior to (i) the expiration of the cure period, if any, set forth herein or (ii) if no cure period is set forth herein, thirty (30) Days after such Member’s receipt of such written notice of such breach, default or failure from the Company or any other Member, or if such breach, default or failure cannot reasonably be remedied within such thirty (30) Day period, sixty (60) days after such Member’s receipt of such written notice (provided that such Member has and continues to diligently pursue such remedy).

“Permitted Liens” means any of the following matters:
(i)    any (a) undetermined or inchoate liens or charges constituting or securing the payment of expenses which were incurred incidental to maintenance or operation of the Company’s Properties and (b) materialman’s, mechanics’, repairman’s, employees’, contractors’, operators’ or other similar liens, security interests or charges for liquidated amounts arising in the ordinary course of business incidental to construction, maintenance or operation of the Company’s Properties that are not due and payable and that will be paid in the ordinary course of business;
(ii)    any liens for taxes, assessments, or other government charges that are not yet due and payable; and
(iii)    rights reserved to or vested in any Governmental Authority to control or regulate any of the Company’s Properties and all applicable laws.
“Permitted Transfer” means (a) with respect to any Member, (i) a Disposition by such Member of all or any portion of its Membership Interests, to one or more Permitted Transferees, or (ii) a Change in Control of such Member and (b) with respect to Dominion and AGL, a one-time Disposition by Dominion to AGL of a portion of Dominion’s Membership Interest equal to two percent (2%) of the Membership Interests of the Company.
“Permitted Transferee” means any Affiliate of the transferring Member.
“Person” is defined in Section 18-101(12) of the Act.
“Piedmont” is defined in the recitals.
“Piedmont Manager(s)” is defined in Section 6.3(a).
“Pledged Interest” is defined in Section 10.1(a).
“Pre-Effective Expenditures” means (a) expenditures made and costs incurred by any Member or any of its Affiliates prior to the Effective Date, as set forth on Exhibit 4.4, or (b) expenditures and costs incurred by any Member or any of its Affiliates prior to the PA Execution Date that are approved by the Board pursuant to Section 4.4, in either case, in the course of planning and designing the Initial Facilities, including expenditures made and costs incurred in preparing materials necessary for the FERC Application for the Initial Facilities and determining the route(s), acquiring survey and land rights and commencing public outreach efforts for the Initial Facilities, except for any costs or expenses described in Section 1.7.
“Precedent Agreement” means an agreement between the Company and a prospective shipper of natural gas through the Facilities, including any Facilities Project, that involves the commitment by such shipper, upon satisfaction of one or more conditions precedent, to execute a service agreement with Company obligating such shipper to pay demand charges in return for a firm transportation obligation on the part of the Company.
“Proceeding” is defined in Section 8.1.

“Profits” and “Losses” mean, for each Allocation Period, an amount equal to the Company’s taxable income or loss for such Allocation Period, determined in accordance with Internal Revenue Code Section 703(a) (for purposes of such determination, all items of income, gain, loss or deduction required to be stated separately under Internal Revenue Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):
(5)    Any income of the Company exempt from federal income tax and not otherwise taken into account in computing Profits or Losses under this definition of “Profits” and “Losses” shall be added to such taxable income or loss;
(6)    Any expenditures of the Company described in Internal Revenue Code Section 705(a)(2)(B) or treated as Internal Revenue Code Section 705(a)(2)(B) expenditures under Treasury Regulations Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Profits or Losses under this definition of “Profits” and “Losses” shall be subtracted from such taxable income or loss;
(7)    If the Gross Asset Value of any Company asset is adjusted under clauses (ii) or (iii) of the definition of Gross Asset Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;
(8)    Gain or loss resulting from any Disposition of property of the Company with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property Disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;
(9)    In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Allocation Period, computed in accordance with the definition of Depreciation;
(10)    To the extent an adjustment to the adjusted tax basis of any Company asset under Internal Revenue Code Section 734(b) is required, under Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Membership Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the Disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and
(11)    Notwithstanding any other provision of this definition, any items which are specially allocated under Section 5.2 shall not be taken into account in computing Profits or Losses.

The amounts of the items of Company income, gain, loss or deduction available to be specially allocated under Section 5.2 shall be determined by applying rules analogous to those set forth in subparagraphs (1) through (6).
“Proposing Member” is defined in Section 10.5(a).
“Purchase Notice” is defined in Section 10.5(a).
“Purchased Interest” is defined in Section 10.5(a).
“Qualified Transferee” means a corporation, limited liability company or partnership organized and existing under the laws of the United States, any state thereof or the District of Columbia that either (a) both before and after giving effect to the relevant Disposition, has a Sufficient Credit Rating, or is Affiliated with a Person having a Sufficient Credit Rating that has agreed in writing to irrevocably and unconditionally guarantee all of such transferee’s obligations under this Agreement or (b) has the requisite financial capability to assume the responsibilities and obligations as a Member as reasonably determined, in writing, by Members holding at least 70% of the Percentage Interests.
“Regulatory Allocations” is defined in Section 5.2(k).
“Reimbursed Expenditures” is defined in Section 4.1(d).
“Retained Distributions” is defined in Section 4.2(e)(iii).
“ROFR Expiration Date” is defined in Section 10.5(a).
“ROFR Interest” is defined in Section 10.5(a).
“ROFR Notice” is defined in Section 10.5(a).
“S&P” means Standard and Poor’s Rating Group.
“Securities Act” means the Securities Act of 1933, as amended.
“Senior Executives” means the employees of the Members who have the authority to settle disputes among the Members.
“Subsequent Notice” is defined in Section 10.4(c).
“Subsequent Purchase” is defined in Section 10.4(c).
“Subsidiary” means (i) any corporation or other entity a majority of the common stock (or similar equity securities) of which having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is at the time owned, directly or indirectly, with power to vote, by the Company or any direct or indirect Subsidiary of the Company or (ii) a partnership in which the Company or any direct or indirect Subsidiary is a general partner.

“Sufficient Credit Rating” means a credit rating for a Person’s long-term, senior, unsecured debt not supported by third party credit enhancements (or if such Person has no long-term, senior unsecured debt, then such party’s long-term issuer rating) of Baa2 or higher from Moody’s and BBB or higher from S&P (in the event such Person is rated differently by S&P and Moody’s, the lower of which shall apply).
“Tax Matters Member” is defined in Section 7.9.
“Total Amount in Default” means, as of any time with respect to any Non-Funding Member, an amount equal to: (a) the outstanding amount of such Non-Funding Member’s Deficiency, plus any associated Interest and Collection Costs, reduced by (b) distributions otherwise payable to the Non-Funding Member which are retained by the Company pursuant to Article 4.
“Transaction Documents” means, collectively, (a) this Agreement, (b) the Certificate, and (c) the Operations Agreement.
“Treasury Regulations” (or any abbreviation thereof used herein) means temporary or final regulations promulgated under the Internal Revenue Code.
“Trunkline” means the principal natural gas transmission pipeline component(s) of the Facilities.
“Unfunded Default Amount” means, as of any date of determination with respect to a Member, an amount equal to the sum of (i) the excess, if any, of (x) the cumulative amount of items of deductions and loss for Deficiency Interest Expense or attributable to Collection Costs allocated to such Member pursuant to Section 5.2(h) or Section 5.2(j), as applicable, over (y) the cumulative amount of Retained Distributions of such Member that are applied to the payment of such Deficiency Interest Expense or Collection Costs pursuant to Section 4.2(e)(iii) and the amount of payments made by such Member to the Company with respect to such Collection Costs pursuant to Section 4.5(a) plus (ii) the excess, if any, of (x) any Deficiency of such Member that is subject to the provisions of Section 4.2(e)(iii), over (y) the amount of Retained Distributions applied to the payment of such Deficiency pursuant to Section 4.2(e)(iii).
“Undistributed Deficiency Interest Income” means, as of any date of determination with respect to a Member, an amount equal to cumulative amount of items of income or gain for Deficiency Interest Income allocated to such Member pursuant to Section 5.2(i).
ARTICLE 3
MEMBERS

3.1.    Members
The names and addresses of the members of the Company are set forth in Exhibit 3.1 (the “Members”).

3.2.    Membership Interests

The Company shall have one class of Membership Interests which shall be expressed as a percentage and may be issued in whole or fractional percentages. The Membership Interests shall have the rights, preferences, privileges, restrictions and obligations set forth in this Agreement. The creation of any new series or class of Membership Interests by designation, resolution, amendment or otherwise shall be deemed to be an amendment, modification or restatement of this Agreement requiring compliance with Section 14.2. The Membership Interests shall not be certificated. Each of the Members was admitted as a Member of the Company in accordance with this Agreement. Subject to each Member making its initial Capital Contribution as provided in Sections 4.1(a) and (b), each Member’s Capital Contributions and Percentage Interest shall be as set forth opposite such Member’s name on Exhibit 3.1 hereto. Without the consent of the Members, the Board may amend Exhibit 3.1 to reflect any changes thereto resulting from any additional Capital Contributions by a Member, Permitted Transfers or other Dispositions of Membership Interests, admissions of new Members and dilutions or upward adjustments to a Member’s Percentage Interest effected in accordance with this Agreement.

3.3.    Voting.

(a)    In order for the Company to determine the Members entitled to (i) vote at any meeting of Members or any adjournment thereof, (ii) express consent to action in writing without a meeting, (iii) receive payment of any distribution and (iv) exercise any rights hereunder and in order to determine the allocation of votes or rights based on the Membership Interests held by the Members, the Board may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than sixty (60) Days nor less than five (5) Days before the date of such meeting or other action.

(b)    Except as otherwise provided in this Agreement, to the extent that the vote of Members may be required hereunder or under applicable law, the affirmative vote of the Members Holding a Majority of the Percentage Interests shall constitute an act of the Members.

3.4.    Additional Members and Membership Interests

The Company may issue additional Membership Interests at such price and on such terms as may be agreed upon by the Board with the consent of the Members holding at least 96% of the Percentage Interests from time to time; provided that, pursuant to Section 10.4, all Members (other than a Defaulting Member or a Diluting Member) will have pro rata preemptive rights in the issuance by the Company of any such additional Membership Interests to the extent necessary to maintain their respective Percentage Interests in the Company, as adjusted, prior to such additional Membership Interest issuance. Additional Persons may only be admitted to the Company as Members as expressly provided in Section 10.1(c).

3.5.    Liability to Third Parties
Except as otherwise required by the Act, no Manager and no Member or any Affiliate, officer, director, manager, partner, employee or other agent of such Member, solely by reason of being a Member or a Manager, shall be liable for the debts, obligations or liabilities of the Company or any other Member.

3.6.    Withdrawal

A Member has no power or right to voluntarily withdraw, resign or retire from the Company, and each Member irrevocably waives any and all rights of a resigning or withdrawing member under Section 18-604 of the Act. Any attempted withdrawal by any Member from the Company before any dissolution of the Company will be deemed a Performance Default and result in such Member being treated as a Defaulting Member, and such Member shall be liable to the Company for any damages arising directly or indirectly from such purported withdrawal and shall not be entitled to any distribution from the Company by reason of such purported withdrawal.

3.7.    Members Have No Agency Authority

Except as expressly provided in this Agreement, no Member (in its capacity as a member of the Company) has any agency authority on behalf of the Company.

3.8.    Priority and Return of Capital

No Membership Interest shall have any priority over any other Membership Interest, either as to the return of Capital Contributions or as to the allocation of Profits, Losses or in any distributions.

    3.9.    Limitation on Liens

Except for (i) Liens described in Section 10.1(a) (ii) a right of first offer granted by Dominion or its Affiliate in favor of Dominion MLP in respect of the direct or indirect ownership of Dominion’s Membership Interest and (iii) Liens granted to a Financing Entity (or any agent or trustee thereof) in connection with any approved Financing Commitment, no Member shall pledge, grant a security interest in or otherwise permit or suffer to exist any Lien on its Membership Interest without the prior written approval of the other Members.

ARTICLE 4
CAPITAL CONTRIBUTIONS; DEFAULT

4.1.    Capital Contributions

(a)    Effective Date Capital Contributions. Simultaneous with the execution of this Agreement, each Member hereby agrees to contribute all of its right, title and interest, if any, in the assets acquired by means of the Pre-Effective Expenditures, free and clear of any encumbrances, liens or mortgages, and agrees to execute and deliver any and all assignments and conveyances as may be necessary or appropriate to evidence such contribution. The amount of each such Member’s initial Capital Contribution shall be the amount of the Pre-Effective Expenditures set forth opposite such Member’s name on Exhibit 4.4 attached hereto.
(b)    PA Execution Date Capital Contributions. Subject to the last sentence of this Section 4.1(b), within two (2) Business Days after the PA Execution Date, each Member hereby agrees to make a cash Capital Contribution in the amount set forth opposite such Member’s name on Exhibit 3.1 attached hereto under the column titled “Capital Contributions” as part of its initial Capital Contribution in order to equalize the Members’ Capital Contributions in proportion to their respective Percentage Interests (so that all Members’ Capital Contributions made pursuant to Section 4.1(a) and this Section 4.1(b), after giving effect to the distribution of such cash described in the next sentence, are pro rata in proportion to their Initial Percentage Interests). The Members acknowledge and agree that such cash Capital Contributions shall, subject to the last sentence of this Section 4.1(b), immediately be distributed pursuant to Section 5.5(d) to the Members that have Pre-Effective Expenditures set forth on Exhibit 4.4 such that the amount of Pre-Effective Expenditures of a Member set forth on Exhibit 4.4 less the cash distribution to such Member equals such Member’s pro rata portion (in accordance with its Initial Percentage Interest set forth on Exhibit 3.1) of all such Pre-Effective Expenditures. Notwithstanding the foregoing, in the event that prior to the PA Execution Date, Duke or Piedmont makes Capital Contributions to the Company pursuant to Section 4.1(d), the amount of such Capital Contributions shall reduce the amount otherwise required to be contributed by such Member(s) (and distributed to the Members that have Pre-Effective Expenditures set forth on Exhibit 4.4) pursuant to this Section 4.1(b); provided, further, [***].
(c)    Further Capital Contributions. Except as specifically set forth in this Article 4 or otherwise agreed to in writing by all of the Members, no Member will be required or permitted to make any Capital Contributions.
(d)    Reimbursement. The Members acknowledge that Dominion and/or its Affiliates have incurred or committed to incur on behalf of the Company, and prior to the PA Execution Date will continue to incur or commit to incur on behalf of the Company, all of the Pre-Effective Expenditures. [***]
4.2.    Additional Capital Contributions

______________________
*** Confidential information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

(a)    Capital Call. From and after the PA Execution Date, the Board shall make a capital call for Additional Capital Contributions from the Members by issuing a written notice to the Members in the form set forth as Annex C (a “Capital Call Notice”) at any time the Operator determines in good faith that the Company requires capital to fund (i) expenditures contemplated in and substantially consistent with the current Annual Budget for the purposes set forth therein and, if with respect to expenditures contemplated by the Initial Budget or the PA Required Expansion Facilities Budget, up to an amount not to exceed, in the aggregate, the applicable Aggregate Budget Cap or (ii) Emergency Services. Except as provided in Sections 4.2(f) and 4.3, all Capital Contributions described in any Capital Call Notice issued in accordance with Section 4.2(b) are mandatory, and each Member hereby agrees to make such Capital Contributions to the Company, by wire transfer in immediately available funds, at the time and in such amount as is specified in each Capital Call Notice.
(b)    Capital Call Notice. Each Capital Call Notice will specify: (i) the aggregate amount of Capital Contributions to be made consistent with the current Annual Budget; (ii) the date on which such funds are to be contributed (which date will not be less than twenty (20) Days after the date the Capital Call Notice is issued by the Board); (iii) the amount of the Capital Contribution to be made by each Member (calculated as the product of such aggregate amount of Capital Contributions described in clause (i) multiplied by such Member’s Percentage Interest); (iv) the bank account of the Company to which such Capital Contributions should be transferred; and (v) the purpose(s) for which the additional capital will be utilized (including a reference to the applicable item(s) in the Annual Budget or Facilities Budget against which such capital will be applied). In no event shall a Capital Call Notice be issued for the purpose of funding cash distributions to the Members. Each Capital Call Notice issued by the Board shall, absent manifest error, be conclusive and binding for all purposes on the Members.
(c)    Upon the making of any Capital Contribution, the Members’ respective Capital Account balances shall be adjusted to reflect such Capital Contributions.
(d)    Failure to Contribute.
(i)    Notice. If a Member fails to contribute all or any portion of a Capital Contribution required to be made by it hereunder by the date required in the relevant Capital Call Notice, then a Manager on behalf of the Board will, and any Member may, promptly provide written notice of such failure to such Member, and such Member will have ten (10) Days from receipt of such written notice (the “Funding Deadline”) to contribute such Capital Contribution in full (such amount, the “Deficiency”).
(ii)    Failure to Make a Capital Contribution. If a Member fails to contribute (or satisfy through Financing Commitment Assurance, if any, that may be in existence for the benefit of the Company pursuant to Section 4.7(b)) the Deficiency in full by the Funding Deadline (such Member, a “Non-Funding

Member”), then such Member shall be in default of its obligations hereunder in respect of such Capital Contribution (referred to as a “Contribution Default”). The Board will, or any Member may, promptly provide written notice of such Contribution Default to each Member, which notice will indicate the amount of such Deficiency (a “Contribution Default Notice”); provided that the failure to provide such notice shall have no effect on the existence of such Contribution Default.
(e)    Elective Contributions.
(i)    Funding by Non-Defaulting Members. After the Funding Deadline, each Member (other than the Non-Funding Member(s) and any other Defaulting Member) (the “Non-Defaulting Members”) shall have the right but not the obligation to deliver written notice (an “Elective Notice”) to the Board and each other Member not later than thirty (30) Days after receipt of the Contribution Default Notice stating that such Non-Defaulting Member agrees to fund the full amount of the Deficiency as a Capital Contribution to the Company (an “Elective Contribution”); provided that two or more Non-Defaulting Members may jointly elect to make Elective Contributions in respect of the full amount of the Deficiency. Each other Non-Defaulting Member shall have the right, but not the obligation, for a period of ten (10) Days after its receipt of an Elective Notice (the “Participation Election Period”), to elect to participate in the Elective Contribution specified in the applicable Elective Notice by providing written notice thereof to the Board and each other Member (a “Participation Notice”). If a Participation Notice is given prior to the expiration of such ten (10)-Day period, then the amount of the Elective Contribution of each Elective Funding Member shall be an amount equal to the product of (x) the Deficiency multiplied by (y) a fraction, the numerator of which shall be the Percentage Interest of such Elective Funding Member and the denominator of which shall be the aggregate Percentage Interests of all such Elective Funding Members. Elective Contributions shall be made by wire transfer in immediately available funds not later than ten (10) Days after the expiration of the Participation Election Period.
(ii)    Adjustment of Percentage Interests. In the event that an Elective Funding Member makes an Elective Contribution to the Company, the Percentage Interests of all affected Members will be recalculated based on the respective aggregate Capital Contributions of each Member through and including the date such Elective Contribution is made.
(iii)    No Elective Contributions. If there are no Elective Contributions in respect of any Contribution Default by a Non-Funding Member and the Non-Funding Member’s Membership Interest is not purchased pursuant to Section 4.5(d), (x) the Percentage Interests of the Members shall not be adjusted and (y) from and after the occurrence of the relevant Contribution Default until the Total Amount in Default is paid in full, and without prejudice to any other remedies available to the Company and the Non-Defaulting Members under this Agreement, at law or in equity, all distributions from the Company that would otherwise be made to the Non-Funding Member pursuant to this Agreement shall not be made to the Non-Funding Member but shall instead be retained by the Company (“Retained Distributions”) and applied, dollar-for-dollar, to reduce the Total Amount in Default. Retained Distributions applied towards the Total Amount in Default shall be deemed paid first, to reimburse the Company for any Collection Costs, second, to the payment of Interest and third, to payment of the outstanding amount of the Deficiency. Retained Distributions shall be treated as having been distributed to the Non-Funding Member and then contributed by the Non-Funding Member to the capital of the Company; provided that any Retained Distributions applied to the payment of Interest that constitutes Deficiency Interest Income shall be treated as having been paid by the Non-Funding Member to the Company.
(f)    Budget Cap. Notwithstanding anything contained in this Agreement to the contrary, no Member shall be obligated to make any Capital Contributions in respect of the Committed Facilities to the extent that such Capital Contributions would, taking into account all Capital Contributions previously made by such Member with respect to such Committed Facilities, exceed such Member’s applicable Budget Cap with respect to such Committed Facilities. The Members acknowledge that each Budget Cap applicable to each Member shall initially be set at an amount equal to (i) 110% of such Member’s Percentage Interest of the Initial Facilities Budget (in effect as of the Effective Date) with respect to the Initial Facilities or (ii) the amount in U.S. dollars set forth opposite such Member’s name in Attachment D to the Initial Resolution with respect to the PA Required Expansion Facilities, as applicable, and that the Budget Cap for each Member that voted to approve a Budget Overrun shall be deemed to be automatically increased by an amount equal to such Member’s Percentage Interest of the amount of such Budget Overrun. A Budget Cap applicable to any Member shall not be reduced under any circumstances, including as a result of such Member becoming a Diluting Member or Defaulting Member.
4.3.    Dilution.
(a)    Notwithstanding anything contained in Section 4.2 to the contrary, any Member that voted in the negative in connection with an Approved Facilities Project approved by the Board in accordance with Section 6.7(b)(iii)(4) shall be permitted to elect, by written notice to the other Members within ten (10) Days after such vote, to have its Percentage Interest diluted (a “Dilution Election”). Any Dilution Election made pursuant to this Section 4.3 shall be final and irrevocable.
(b)    Notwithstanding anything contained in Section 4.2 to the contrary, if the Board at any time approves a Budget Overrun in accordance with Section 6.7(b)(iii)(14), the Board shall, no later than two (2) Business Days following such determination, notify the Members in writing of such approval (such notice to include details of the Budget Overrun). Any Member that voted in the negative in connection with the Budget Overrun shall be permitted to elect, by written notice to the other Members within ten (10) Days of its receipt of the notice described in the immediately preceding sentence, to make a Dilution Election.

(c)     Effective upon a Dilution Election: (i) the Member that made such election (the “Diluting Member”) shall have no obligation to make any Capital Contribution(s) to the Company in respect of such Approved Facilities Project or Budget Overrun, as applicable; (ii) the amount of the Capital Contribution(s) that the Diluting Member would otherwise have been obligated to fund absent such election (the “Dilution Shortfall”) shall be made by the other Members as provided in Section 4.3(d); (iii) the Diluting Member shall not be considered to be a Defaulting Member or to have an outstanding Deficiency with respect to such Approved Facilities Project or Budget Overrun, as applicable; (iv) a Diluting Member will be entitled to participate in any future proposed Facilities Project at its then-current Percentage Interest and (v) following the funding of any Dilution Shortfall pursuant to Section 4.3(d), the Diluting Member shall be deemed to have waived all of its rights under Section 10.4. Notwithstanding the foregoing, in no event shall a Diluting Member be relieved of its obligations under Section 4.2 to make any Capital Contributions in respect of any of the Committed Facilities at its then-current Percentage Interest up to the amount of its Budget Cap relating to such Committed Facilities.
(d)    Following a Dilution Election, (i) each of the Members holding at least 15% of the Percentage Interests whose designated Managers approved the Budget Overrun or Approved Facilities Project (any such Member, a “Dilution Funding Member”) shall be obligated to make Capital Contributions to the Company of either (1) an amount equal to the Dilution Shortfall multiplied by a fraction, the numerator of which is the Percentage Interest of such Dilution Funding Member and the denominator of which is the aggregate Percentage Interests of all Dilution Funding Members or (2) such other portion of the Dilution Shortfall as may be agreed by the Dilution Funding Members; provided that the entire Dilution Shortfall is funded. The applicable Budget Cap for each Dilution Funding Member shall be increased by the amount of Capital Contributions it makes to fund the Dilution Shortfall, consistent with the above.
(e)    Following the making of the Capital Contributions by the Dilution Funding Member(s) pursuant to Section 4.3(d), the Members’ respective Percentage Interests shall be adjusted to reflect such Capital Contributions and the dilution of the Diluting Member’s Percentage Interest. The adjustment of the Members’ respective Percentage Interests shall constitute the sole and exclusive remedy of the Company and each other Member with respect to such Dilution Election.
4.4.    Pre-Effective Expenditures
Set forth in Exhibit 4.4 are the amounts of Pre-Effective Expenditures that have been incurred by each Member (or its Affiliates) with respect to the Initial Facilities and that are, as of the Effective Date, approved by the Members and the Company. If any Member or Affiliate thereof has made expenditures or incurred costs prior to the PA Execution Date that are not set forth in Exhibit 4.4 but which such Member desires to be considered as Pre-Effective Expenditures, such Member may, no later than ninety (90) Days after the PA Execution Date, request approval thereof by consent of the Managers designated by the Members holding at least 70% of the Percentage Interests. After all such additional expenditures and costs to be considered as Pre-Effective Expenditures hereunder have been approved or disapproved by the Members, each Member whose additional expenditures or costs are approved as Pre-Effective Expenditures pursuant to this Section 4.4 shall be treated as having made an additional Capital Contribution in the amount of such approved Pre-Effective Expenditures and, if after the Effective Date, the applicable Member(s) shall, without the requirement for any Capital Call Notice and not later than two (2) Business Days following its receipt of written notice from the Board, make cash Capital Contributions to the Company in order to equalize the Members’ Capital Contributions in proportion to their respective Percentage Interests (so that all Members’ Capital Contributions made pursuant to Section 4.1(a)¸ Section 4.1(b), Section 4.1(d) and this Section 4.4, after giving effect to the distributions of cash described in Section 4.1(b), Section 4.1(d) and in the proviso to this sentence, are pro rata in proportion to their Initial Percentage Interests); provided, that the amount of such cash Capital Contributions shall immediately be reimbursed to each Member whose (x) cash Capital Contributions pursuant to Section 4.1(b) and Section 4.1(d), plus Pre-Effective Expenditures, less cash distributions pursuant to Section 4.1(b) and Section 4.1(d) are greater than (y) an amount equal to such Member’s respective Initial Percentage Interest times all Pre-Effective Expenditures, in any such case, in the amount of such excess. The assets, if any, acquired by means of the additional Pre-Effective Expenditures of the Members shall be and are hereby contributed to the Company free and clear of any encumbrances, liens or mortgages. All applicable Members agree to execute and deliver any and all assignments and conveyances as may be necessary or appropriate to evidence such contribution.
4.5.    Events of Default
(a)     Certain Remedies. If any Event of Default has occurred and is continuing, the Company and the Non-Defaulting Members may each exercise all rights and remedies available under this Agreement, at law or in equity, in connection with enforcing the Company’s and/or such Member’s rights and remedies hereunder in connection with such Event of Default, including court proceedings as may be necessary to collect any Total Amount in Default, as applicable. The Members agree that the Company shall, and each Non-Defaulting Member shall have the right to instruct the Board to, commence any action or proceeding to enforce the Company’s rights hereunder at law or in equity in any court of competent jurisdiction consistent with Section 14.7 below. The Defaulting Member shall indemnify, hold harmless, pay and reimburse the Company, each other Member and their Affiliates and their respective directors, officers, employees and agents from and against any costs and expenses, including reasonable attorneys’ fees and costs, and claims asserted by or on behalf of any Person that result from such Event of Default, including in connection with collecting all or any portion of the relevant Total Amount in Default (the “Collection Costs”); provided, however, the foregoing shall not apply to damages referenced in Section 14.10, other than in the case where the indemnified Person is legally obligated to pay such damages to another Person in connection with such claim. Collection Costs paid by a Defaulting Member to the Company shall be treated as a Capital Contribution by the Defaulting Member.
(b)    Impact of Event of Default. If any Event of Default has occurred and is continuing, then for so long as such Event of Default is continuing:

(i)    The Defaulting Member shall, other than with respect to any amendment or restatement of this Agreement or the Certificate in a manner which is materially adverse to the Defaulting Member’s distribution (liquidating or otherwise) and/or allocation rights in this Agreement, forfeit all voting and consent rights of a Member hereunder (including any voting and consent rights relating to the approval, suspension or termination of, or enforcement of rights under, any Transaction Document).
(ii)    No Disposition or other transfer or assignment of a Membership Interest (by operation of law or otherwise) in a Disposition, Change in Control or otherwise by a Defaulting Member shall be effective unless the transferee pays to the Company, at the time of such Disposition, transfer or assignment, an amount equal to the Total Amount in Default of such Defaulting Member.
(iii)    Neither the Defaulting Member nor any of its Affiliates shall have the right to exercise any rights pursuant to Sections 4.5(d), 10.4 or 10.5.
(iv)    A Defaulting Member shall continue to be required to make Capital Contributions pursuant to any Capital Call issued by the Board pursuant to the then-current Budget as approved by the Board and pursuant to the terms of this Agreement.
(c)    Affiliates. For all purposes of this Agreement, if any Member is a Defaulting Member, then each Affiliate (other than an Affiliate that is a publicly- traded limited partnership or a publicly-traded limited liability company with partnership tax status, in each case, publicly-traded on a national securities exchange) of such Defaulting Member that is also a Member at the time of such Event of Default shall be deemed to be a Defaulting Member.
(d)    Buy-Out Right. Upon the occurrence of an Event of Default (but in the case of a Contribution Default, only if and after the Elective Funding Members fail to deliver Elective Notices in accordance with Section 4.2(e)(i)), any Non-Defaulting Member may (but shall not be obligated to), by delivery of written notice to the Defaulting Member and the other Members, purchase, at any time for so long as such Event of Default is continuing, all of the Defaulting Member’s Membership Interest by written notice to the other Members. In the event that more than one Non-Defaulting Member elects to purchase such Membership Interest, the Non-Defaulting Members so electing to purchase shall be entitled to purchase a portion of such Membership Interest in proportion to their respective Percentage Interests. The purchase price for the defaulting Member’s Membership Interest shall be (i) if the Event of Default occurred prior to the In-Service Date, an amount equal to seventy-five percent (75%) of the amount of all Capital Contributions made by the Defaulting Member as at the date of such Event of Default or (ii) if the Event of Default occurred following the In-Service Date, an amount equal to seventy-five percent (75%) of the Fair Market Value of such Membership Interest as at the date of such Event of Default. If such purchase right is exercised, the closing shall occur within sixty (60) days following the first delivery of a notice to the Defaulting Member pursuant to this Section 4.3(d) or the determination of the Fair Market Value of such Membership Interest, as applicable, at such time and place as the relevant Members may agree. At the closing, the Non-Defaulting Member(s) shall pay for the Membership Interest by wire transfer of immediately available funds to one or more accounts of the Defaulting Member designated by the Defaulting Member in writing, and the Membership Interest so purchased shall be conveyed by the Defaulting Member free and clear of all Liens (except those created under or pursuant to this Agreement). Each Member agrees to execute and deliver all related documentation and take such other action in support of the transfer of the Defaulting Member’s Membership Interest as shall be requested by the Non-Defaulting Members in order to carry out the terms and provision of this Section 4.3(d). The right of the Non-Defaulting Members to purchase the Defaulting Member’s Membership Interest shall be in addition to such other rights and remedies hereunder or that may exist at law, in equity or under contract on account of such Event of Default.
(e)    Equitable Relief. The Members agree that irreparable damage would occur in the event that any of the provisions of Article 4 were not to be performed in accordance with the terms hereof and that the Members will be entitled to specific performance of the terms hereof in addition to any other remedy available at law or in equity without the obligation to post bond or other security.
(f)    Notice. Each Member agrees to notify the Board within five (5) Days of the occurrence of a Fundamental Event affecting it.
4.6.    Interest on and Return of Capital Contributions
(a)    No interest shall be paid by the Company in respect of any Member’s Capital Contributions or Capital Account.
(b)    Except as otherwise provided herein, no Member may withdraw or receive a return of its Capital Contribution.
4.7.    Financing
(a)     The Members anticipate that the Company may, following its acceptance of the FERC Certificate in respect of the Initial Facilities, seek Financing Commitments for the construction and operations of the Committed Facilities and any Approved Facilities Projects. As of the Effective Date, any such Financing Commitments, if approved in accordance with this Agreement, are currently contemplated to be structured to reflect the principles identified in the financing plan approved pursuant to the Initial Resolution. The Members hereby acknowledge and agree that any Financing Commitment shall be subject to the approval of the Managers and/or Members in accordance with this Agreement.
(b)    In connection with the Financing Commitments described in Section 4.7(a) above, if or as required by a Financing Entity, each Member shall deliver to such Financing Entity (or the Company, as necessary to secure any Financing Commitment) credit support for the payment of its Capital Contribution obligations in any form required by or acceptable to such Financing Entity in connection with an approved Financing Commitment (“Financing Commitment Assurance”). The Members acknowledge that the failure by a Member to provide Financing Commitment Assurance as and when required in connection with an approved Financing Commitment shall constitute a Performance Default.
ARTICLE 5
ALLOCATIONS AND DISTRIBUTIONS
5.1.    Allocations of Profits and Losses
After giving effect to the special allocations set forth in Section 5.2, Profits and Losses for any Allocation Period shall be allocated to the Members in accordance with their Percentage Interests.
5.2.    Special Allocations
Notwithstanding the provisions of Section 5.1, the following allocations shall be made for each Allocation Period in the following order and priority:
(a)    If there is a net decrease in Minimum Gain of the Company for an Allocation Period, then there shall be allocated to each Member items of income and gain for that year equal to that Member’s share of the net decrease in Minimum Gain of the Company (within the meaning of Treasury Regulations Section 1.704-2(g)(2)), subject to the exceptions set forth in Treasury Regulations Section 1.704-2(f)(2), (3), and (5). In the event that the application of the minimum gain chargeback requirement would cause a distortion in the economic arrangement between the Members, the Tax Matters Member may request that the Commissioner of the Internal Revenue Service waive the minimum gain chargeback requirement pursuant to Treasury Regulations Section 1.704-2(f)(4). The foregoing is intended to be a “minimum gain chargeback” provision as described in Treasury Regulations Section 1.704-2(f) and shall be interpreted and applied in all respects in accordance with that Regulation.
(b)    If during an Allocation Period there is a net decrease in Member Nonrecourse Debt Minimum Gain, then, in addition to the amounts, if any, allocated pursuant to the preceding paragraph, any Member with a share of that Member Nonrecourse Debt Minimum Gain (determined in accordance with Treasury Regulations Section 1.704-2(i)(5)) shall, subject to the exceptions in Treasury Regulations Section 1.704-2(i)(4), be allocated items of income and gain for the year (and, if necessary, for succeeding years) equal to that Member’s share of the net decrease in the Member Nonrecourse Debt Minimum Gain. In the event that the application of the Member Nonrecourse Debt Minimum Gain chargeback requirement would cause a distortion in the economic arrangement among the Members, the Tax Matters Member may request that the Commissioner of the Internal Revenue Service waive the minimum gain chargeback requirement pursuant to Treasury Regulations Section 1.704-2(f)(4) and 1.704-2(i)(4). The foregoing is intended to be the “chargeback of member nonrecourse debt minimum gain” required by Treasury

Regulations Section 1.704-2(i)(4) and shall be interpreted and applied in all respects in accordance with that Regulation.
(c)    Any Nonrecourse Deductions for any Allocation Period shall be allocated between the Members in accordance with their Percentage Interests.
(d)    Any Member Nonrecourse Deductions for any Allocation Period shall be specially allocated to the Member who bears (or is deemed to bear) the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i)(2).
(e)    Losses allocated pursuant to Section 5.1 and items of losses and deductions allocated pursuant to this Section 5.2 shall not exceed the maximum amount of losses and deductions that can be allocated to a Member without causing or increasing a deficit balance in the Member’s Adjusted Capital Account. If, at the end of any Allocation Period, as a result of the allocations otherwise provided for in Section 5.1 and this Section 5.2, the Adjusted Capital Account balance of any Member shall become negative, items of deduction and loss otherwise allocable to such Member for such year, to the extent such items would have caused such negative balance, shall instead be allocated to Members having positive Adjusted Capital Account balances remaining at such time in proportion to such balances. If a Member receives an allocation of Losses or items of losses and deductions otherwise allocable to another Member pursuant to this Section 5.2(e), such Member shall be allocated Profits in subsequent Allocation Periods necessary to reverse the effect of such allocation of Losses or items of losses and deductions, and such allocation of Profits (if any) shall be made before any other Profit allocations pursuant to Section 5.1.
(f)    If any Member receives any adjustments, allocations or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate the deficit in such Member’s Adjusted Capital Account (as determined in accordance with Treasury Regulations Section 1.704-1(b)(2)(ii)(d)) created by such adjustments, allocations or distributions as promptly as possible; provided that an allocation pursuant to this paragraph shall be made only to the extent that a Member would have a deficit Adjusted Capital Account balance (as determined as provided in the prior clause), after all other allocations provided for in Section 5.1 and this Section 5.2 have been tentatively made as if this paragraph were not in the Agreement. This paragraph is intended to qualify with the “qualified income offset” requirement in the Treasury Regulations.
(g)    If any Member has a deficit in its Adjusted Capital Account, such Member shall be specially allocated items of income and gain in the amount of such deficit as rapidly as possible, provided that an allocation pursuant to this paragraph shall be made if and only to the extent that such Member would have a deficit to its Adjusted Capital Account after all other allocations provided for in this Agreement have been tentatively made as if this paragraph were not in this Agreement.

(h)    All items of deductions and loss for any Deficiency Interest Expense shall be allocated to the Member whose Retained Distributions are required to be applied to the payment of such Deficiency Interest Expense pursuant to Section 4.2(e)(iii).
(i)    All items of income or gain for any Deficiency Interest Income shall be allocated to the Members other than the Member whose Retained Distributions are required to be applied to the payment of such Deficiency Interest Income pursuant to Section 4.2(e)(iii) in proportion to their relative Percentage Interests.
(j)     All items of deduction and loss attributable to Collection Costs of the Company shall be allocated to the Defaulting Member responsible for the payment of such Collection Costs pursuant to Section 4.5(a), including any Member whose Retained Distributions are required to be applied to the payment of such Collection Costs pursuant to Section 4.2(e)(iii).
(k)    In the event that, in any Allocation Period, the Company is deemed to realize gain or loss from the adjustment to the Gross Asset Values of the Company’s assets in connection with the making of Elective Contributions pursuant to Section 4.2(e)(i) or as a result of a Dilution Election pursuant to Section 4.3, such gain or loss will be allocated to the Members in a manner that, to the extent possible, causes the Capital Account balances of the Members to be in proportion to their respective Percentage Interests as adjusted pursuant to Section 4.2(e)(ii) in connection with the making of such Elective Contributions or Section 4.3 in connection with a Dilution Election.
(l)    The allocations set forth in subsections (a) through (g) of this Section 5.2 (collectively, the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. The Members intend that, to the extent possible, all Regulatory Allocations that are made be offset either with other Regulatory Allocations or with special allocations pursuant to this Section 5.2. Therefore, notwithstanding any other provisions of this Article 5 (other than the Regulatory Allocations), the Board shall make such offsetting special allocations in whatever manner they determine appropriate so that, after such offsetting allocations are made, each Member’s Adjusted Capital Account balance is, to the extent possible, equal to the Adjusted Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement. In making such determination, the Board shall take into account future Regulatory Allocations that, although not yet made, are likely to offset other Regulatory Allocations previously made.

5.3.    Allocation and Other Rules

(a)    Profits, Losses, and any other items of income, gain, loss, or deduction will be allocated to the Members pursuant to this Article 5 as of the last day of each Fiscal Year, provided that Profits, Losses, and the other items will also be allocated at any time the Gross Asset Values of the Company’s assets are adjusted pursuant to paragraph (2) of the definition of “Gross Asset Value” in Section 2.1 and in a manner that the Board and Tax Matters Member reasonably deem appropriate to take into account the varying interests of the Members.
(b)    Profits, Losses, and any other items of income, gain, loss, deduction, and credit allocable to any Membership Interest that may have been transferred shall be allocated between the transferor and the transferee as agreed by the transferor and the transferee and based on the portion of the calendar year during which each was recognized as owning such interest, without regard to whether cash distributions were made to the transferor or the transferee during that calendar year; provided, however, that this allocation must be made in accordance with a method permissible under Section 706 of the Internal Revenue Code and the applicable Treasury Regulations. If no such agreement has been made, the allocation shall be determined by the Board in its reasonable discretion in accordance with such Treasury Regulations.
(c)    The Members are aware of the income tax consequences of the allocations made by this Article 5 and hereby agree to be bound by the provisions of this Article 5 in reporting their shares of Company income and loss for income tax purposes.
5.4.    Allocations for Tax Purposes
(a)    Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Members in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Sections 5.1 and 5.2.

(b)    In accordance with Section 704(c) of the Internal Revenue Code and the Treasury Regulations thereunder, income and deductions with respect to any property carried on the books of the Company at a Gross Asset Value that differs from such property’s adjusted tax basis shall, solely for federal income tax purposes, be allocated among the Members in a manner to take into account any variation between the adjusted tax basis of such property to the Company and such Gross Asset Value. In making such allocations, the Board shall use the remedial allocation method permitted under Treasury Regulations Section 1.704-3(d).

(c)    All recapture of income tax deductions resulting from the Disposition of Company Property shall, to the maximum extent possible, be allocated to the Member to whom the deduction that gave rise to such recapture was allocated hereunder to the extent that such Member is allocated any gain from the Disposition of such Company Property.

(d)    All items of income, gain, loss, deduction, and credit allocable to any Membership Interest that may have been transferred shall be allocated between the transferor and the transferee as agreed by the transferor and the transferee and based on the portion of the calendar year during which each was recognized as owning such interest, without regard to whether cash distributions were made to the transferor or the transferee during that calendar year; provided, however, that this allocation must be made in accordance with a method permissible under Section 706 of the Internal Revenue Code and the applicable Treasury Regulations. If no such agreement has been made, the allocation shall be determined by the Board in its reasonable discretion in accordance with such Treasury Regulations.

5.5.    Distributions
(a)    Except as provided in Section 5.2(d) and Section 11.2(c), the Company shall make distributions of all Available Cash each Fiscal Quarter to the Members within thirty (30) Days after the last Day of the last month of each Fiscal Quarter.

(b)    All distributions of Available Cash or otherwise shall be made to the Members in such proportion as the Percentage Interest of each such Member at such time shall bear to the total Percentage Interests owned by all of the Members.

(c)    The amount of any non-cash distributable property to be distributed in accordance with this Section 5.5 shall be its Fair Market Value.

(d)    The Company shall distribute any cash contributed to the Company pursuant to Section 4.1(b), Section 4.1(d) and Section 4.4 in the manner set forth in Section 4.1(b), Section 4.1(d) and Section 4.4, as applicable. To the maximum extent permitted by Treasury Regulations Section 1.707-4(d), the Members agree to treat any distributions made pursuant to this Section 5.5(d) as received by each distributee Member in reimbursement of pre-formation capital expenditures.
(e)    Notwithstanding any provision to the contrary contained in this Agreement, the Company may not make a distribution to any Member on account of its Membership Interest if such distribution would violate Section 18-607 of the Act or other law.
5.6.    Acknowledgement of Allocation Rules
The Members are aware of the income tax consequences of the allocations and distributions made by this Article 5 and hereby agree to be bound by the provisions of this Article 5 in reporting their shares of Company income and loss for income tax purposes.
5.7.    Tax Withholding
To the extent that the Company is required by the Internal Revenue Code (including Internal Revenue Code Sections 1441, 1442, 1445, 1446, 1471, 1472, 1473 and 1474) or pursuant to any provision of any state or local tax law to withhold or to make tax payments on behalf of or with respect to any Member, the Company may withhold such amounts and make such tax payments as so required. All tax payments made on behalf of a Member shall, at the Company’s option, (i) be promptly paid to the Company by the Member on whose behalf such payments were made, or (ii) be repaid by reducing the amount of current or future distributions which would otherwise have been made to such Member, or if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such

Member. Whenever the Company selects option (ii) pursuant to the preceding sentence for repayment of a tax payment by the Company, for all other purposes of this Agreement, such Member shall be treated as having received all distributions unreduced by the amount of such tax payment. The Company shall promptly provide written notification to each Member with respect to which the Company has determined it has a tax payment or tax withholding obligation as contemplated under this Section 5.7.
ARTICLE 6
MANAGEMENT AND GOVERNANCE
6.1.    Board
Subject to any approval rights contained herein or in the Act, the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of managers, who shall individually be referred to herein each as a “Manager” or collectively as the “Managers,” and who shall act as a board (when acting as a board, the Managers are referred to herein as the “Board”). Decisions or actions taken by the Board in accordance with the provisions of this Agreement shall constitute decisions or actions by the Company and shall be binding on each Member, Manager, Officer and employee, if any, of the Company. Any Person dealing with the Company, other than a Member or a Member’s Affiliate, may rely on the authority of the Board or the Officers in taking any action in the name of the Company without inquiry into the provisions of this Agreement or compliance with it, regardless of whether that action actually is taken in accordance with the provisions of this Agreement. No Member in its capacity as a Member shall have any unilateral right or authority to take any action on behalf of the Company or to bind or commit the Company to any agreement, transaction or other arrangement with respect to third parties or otherwise or to hold itself out as an agent of the Company. Except as otherwise expressly provided in this Agreement, each Member hereby (a) specifically delegates to the Board its rights and powers to manage and control the business and affairs of the Company in accordance with the provisions of Section 18-407 of the Act, and (b) revokes its right to bind the Company, as contemplated by the provisions of Section 18-402 of the Act.
6.2.    Certain Agreements
Subject to the oversight of the Board and as more specifically set forth in the Operations Agreement, certain activities of the Company will be performed by the Operator in accordance with the Operations Agreement; provided that, notwithstanding the foregoing, neither the Operator nor any Affiliate thereof shall have the authority to take any action without the prior consent of the Managers designated by Members holding at least 70% of the Membership Interests unless such authority is expressly granted in the Operations Agreement. The Managers designated by Members holding at least 70% of the Membership Interests shall be permitted to delegate authority with respect to the supervision of construction and the operation and maintenance of the Facilities and the conduct of certain administrative and supervisory services to the Operator; provided that the Operator shall have no authority over any action or decision subject to approval of the Board under Sections 6.7(b)(i), (ii) or (iii). The Members acknowledge that, pursuant to the Initial Resolution, the Operations Agreement will be ratified and approved by the Members and any officer will be entitled to, on behalf of the Company, execute the Operations Agreement.
6.3.    Designation of Managers
(a)    From and after the Effective Date unless changed in accordance with this Section 6.3, the Board shall be composed of four (4) individuals. Dominion shall have the right to designate one (1) Manager (the “Dominion Manager”), Duke shall have the right to designate one (1) Manager (the “Duke Manager”), Piedmont shall have the right to designate (1) Manager (the “Piedmont Manager”) and AGL shall have the right to designate one (1) Manager (the “AGL Manager”). Each Manager shall serve until his successor is duly selected in accordance with this Agreement and qualified or until such individual’s death, resignation or removal. The Managers as of the Effective Date are set forth on Exhibit 6.3(a).
(b)    In addition to the Managers, each of Dominion, Duke, Piedmont and AGL shall have the right to designate one (1) individual to represent its respective designated Manager at any Board meeting at which such Manager is unable to attend (each, an “Alternate Manager”). The term “Manager” shall also refer to any Alternate Manager that is actually performing the duties of the applicable Manager in lieu of such Manager. In addition, the act of an Alternate Manager shall be deemed the act of the Manager for which such Alternate Manager is acting, without the need to produce evidence of the absence or unavailability of such Manager.
(c)    Each Manager shall have the full authority to act on behalf of the Member that designated such Manager; the action of a Manager at a meeting (or through a written consent) of the Board shall bind the Member that designated such Manager, and the other Members shall be entitled to rely upon such action without further inquiry or investigation as to the actual authority (or lack thereof) of such Manager.
(d)    The Board may by consent of the Managers designated by the Members Holding a Majority of the Percentage Interests establish and name one or more committees, each committee to consist of one or more of the Managers, and any such committee of which shall be dissolved at the written request of any one or more Managers. Any committee established pursuant to this Section 6.3(d) shall have and may exercise all the powers and authority delegated to such committee by the Board.
(e)    Each Manager shall vote the entire Percentage Interest of the Member that appointed such Manager.
(f)    Each Manager may vote in person or by delivering a written proxy to another Manager. A Manager shall serve until such Manager dies, resigns or is removed from office as provided herein.
(g)    The number of Managers serving on the Board may not be increased or decreased except by the consent of the Members holding at least 90% or more of the

Percentage Interests; provided that in no event shall the Board have less than four Managers.
(h)    Managers will not be paid any fee for serving on the Board and each Manager shall be responsible for any out-of-pocket expenses incurred in connection with attending meetings of the Board.
6.4.    Removal of Managers
A Manager may be removed from the Board, with or without cause, only by the Member(s) who designated such Manager to serve on the Board.
6.5.    Vacancies
If a vacancy is created on the Board at any time by the death, disability, retirement, resignation or removal of a Manager, the Member(s) that had designated such Manager to serve on the Board shall have the sole and exclusive right to designate a replacement therefor.
6.6.    Meetings of Board
(a)    Meetings of the Board, regular or special, may be held either inside or outside the State of Delaware.
(b)    Regular meetings of the Board shall occur at least semi-annually and may be called on fifteen (15) Days’ notice (effective upon receipt) to each Manager, either personally or by facsimile, electronic transmission (including electronic mail), overnight courier, or telegram, by any Manager; provided that such notice may be waived by each applicable member of the Board. Except as otherwise provided by statute, the Certificate or this Agreement, any and all business may be transacted at any regular meeting.
(c)    Special meetings of the Board may be called on seven (7) Days’ notice (effective upon receipt) to each Manager, either personally or by facsimile, electronic transmission (including electronic mail) or overnight courier by any Manager. The business to be transacted at, and the purpose of, any regular or special meeting of the Board shall be specified in the notice unless there is a waiver of notice of such meeting.
(d)    Emergency meetings of the Board may be called on 24 hours’ notice (effective on receipt) to each Manager, either personally or by facsimile, electronic transmission (including electronic mail) or overnight courier by any Manager. The business to be transacted at and the purpose of the emergency meeting of the Board shall be specified in the notice unless there is a waiver of notice of such meeting; provided, however, emergency meetings of the Board shall only be called for the purpose of acting on incidents and issues that arise in emergency situations for which action may be required by the Company in such a manner or a limited time frame that calling a special meeting of the Board to deal with such incidents or issues is impractical.

(e)    Except for matters in this Agreement specifying other approval or consent requirements or thresholds, at all meetings of the Board the presence in person or by proxy of the Managers designated by the Members then holding at least 70% of the Percentage Interests shall be necessary and sufficient to constitute a quorum for the transaction of business. Each Member shall use all reasonable efforts to cause the Manager(s) designated by it to attend all meetings of the Board.
(f)    All meetings of the Board shall be presided over by the chairman of the meeting, who shall be a Manager appointed and approved on an annual basis by the Managers designated by the Members Holding a Majority of the Percentage Interests (the “Chairman”), provided that the office of the Chairman must rotate annually among the Members (excluding Defaulting Members) whose Percentage Interests are at least 4%. The initial Chairman is listed on Exhibit 6.3(a) hereto. The Chairman shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as determined by him to be in order, but shall not have a second, deciding vote in such capacity. The Company’s secretary (or if such Person is not available, the Person designated by the Chairman of the meeting to be the acting secretary at a meeting) shall act as the secretary of the meeting who shall make a written record of the proceedings of such meeting which shall be provided to the Members promptly after the meeting. Notwithstanding the preceding rights set forth herein to designate a Chairman, in the event a Member’s right to designate a Manager is terminated pursuant to this Agreement, such Member’s right to designate the Chairman shall also be terminated.
(g)    Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the minimum number of Managers that would be required to take such action at a duly called and convened meeting of the Board. A signature delivered by portable document format attached to an e-mail, a photographic, photostatic, facsimile or similar reproduction of a writing signed by a Manager, shall be regarded as an original signature of the Manager. The Company shall use commercially reasonable efforts to provide reasonable prior notice to all of the Managers of any such action to be taken by written consent of the Board so long as the delay caused by providing the notice to all of the Managers does not materially adversely affect the Company, and, in any event, will promptly deliver such written consent to all Managers that did not execute such consent.
(h)    Subject to the provisions of applicable law and this Agreement regarding notice of meetings and the granting of proxies, individuals serving on the Board (i) may, unless otherwise restricted by the Certificate or this Agreement, participate in and hold a meeting of the Board by using conference telephone, electronic transmission, or similar communications equipment by means of which all individuals participating in the meeting can hear each other, and (ii) may grant a proxy to another Manager or delegate its right to act to another Manager which proxy or delegation shall be effective as the attendance or action at the meeting of the Manager giving such proxy or delegation. Participation by a Manager in a meeting pursuant to this Section

6.6(h) shall constitute presence in person at such meeting, except when an individual participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened. Each Manager may invite a reasonable number of advisors (not to exceed five (5) in respect of any Member in the aggregate) to attend meetings of the Board.
(i)    Except for actions set forth in this Agreement which expressly require (x) the consent of Managers designated by the Members holding at least 96% of the Percentage Interests, (y) the consent of Managers designated by the Members holding at least 90% of the Percentage Interests or (z) consent of the Managers designated by the Members holding at least 70% of the Percentage Interests, all actions and approvals of the Board shall be approved and passed at a meeting at which a quorum is present by the consent of the Managers designated by the Members Holding a Majority of the Percentage Interests.
6.7.    Restricted Action Requiring Board Approval
(a)    Subject to the limitations set forth in Sections 6.7(b) or as otherwise provided in this Agreement, the Board shall have the full and exclusive authority to manage the operations and business of the Company and to make any and all decisions on behalf of the Company with respect to the Business of the Company without the approval or consent of any Member.
(b)    Notwithstanding anything in this Agreement to the contrary, except for actions taken by a Member or an Affiliate of a Member in its capacity as a party to a Transaction Document which actions are in compliance with the terms of a Transaction Document, the Company shall not, directly or through any Subsidiaries, and the Managers, Members, Officers and agents of the Company shall not approve of or take any action specified in this Agreement requiring (i) the consent of the Managers designated by the Members holding at least 96% or more of the Percentage Interests without obtaining the consent of the Managers designated by the Members holding at least 96% or more of the Percentage Interests, (ii) the consent of the Managers designated by the Members holdings at least 90% or more of the Percentage Interests without obtaining the consent of the Managers designated by the Members holding at least 90% or more of the Percentage Interests, (iii) the consent of the Managers designated by the Members holding at least 70% or more of the Percentage Interests without obtaining the consent of the Managers designated by the Members holding at least 70% or more of the Percentage Interests, and (iv) the consent of the Managers designated by the Members Holding a Majority of the Percentage Interests without obtaining the consent of the Managers designated by the Members Holding a Majority of the Percentage Interests.
(i)    In addition to any other matters specified in this Agreement as requiring the consent of the Managers designated by the Members holding at least 96% or more of the Percentage Interests, the Company shall not, directly or through any Subsidiaries, and the Managers, Members or their Affiliates, Officers and agents of the Company shall not approve of or take any of the following actions without obtaining the consent of the Managers designated by the Members holding at least 96% or more of the Percentage Interests:
1.    dissolution of the Company pursuant to Section 11.1(a);
2.    causing or permitting the Company to voluntarily file a bankruptcy petition in a court of competent jurisdiction or a petition seeking a reorganization, liquidation, dissolution or similar relief under any law or otherwise suffer to exist an involuntary proceeding against the Company seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any law (but this provision shall not be construed to require any Member to ensure the profitability or solvency of the Company);
3.    amending, modifying, changing or otherwise altering in any material respect the FERC Application for the Initial Facilities or recourse rates;
4.    providing for the basic geographic configuration, points of receipt and delivery, extensions of the pipeline described in section c. of Schedule A, pipeline diameter or design capacity of the Initial Facilities to be materially different from that set forth in Schedule A;
5.    amending any Annual Operating Budget to increase any line item therein by an amount in excess of $200,000 (as such amount may be adjusted from time to time in accordance with Section 14.22);
6.    causing or permitting the Company to merge or consolidate with or into, or convert into, any other entity;
7.    intentionally conducting any activity or business that may generate income for federal income tax purposes that may not be “qualifying income” (as such term is defined pursuant to Section 7704 of the Internal Revenue Code);
8.    electing for the Company to be treated for federal income tax purposes as a corporation; and
9.    the actions specified in any other express provision of this Agreement requiring the consent of the Managers designated by the Members holding at least 96% of the Percentage Interests.
(ii)    In addition to any other matters specified in this Agreement as requiring the consent of the Managers designated by the Members holding at least 90% or more of the Percentage Interests, the Company shall not, directly or through any Subsidiaries, and the Managers, Members or their Affiliates, Officers and agents of the Company shall not approve of or take any of the following actions without obtaining the consent of the Managers designated by the Members holding at least 90% or more of the Percentage Interests:
1.    approving a sale or abandonment of the Facilities; and
2.    the actions specified in any other express provision of this Agreement requiring the consent of the Managers designated by the Members holding at least 90% of the Percentage Interests.
(iii)    In addition to any other matters specified in this Agreement as requiring the consent of the Managers designated by the Members holding at least 70% of the Percentage Interests, the Company shall not, directly or through any Subsidiaries, and the Managers, Members, Operator or their Affiliates, Officers and agents of the Company shall not approve of or take any of the following actions without obtaining the consent of the Managers designated by the Members holding at least 70% of the Percentage Interests:
1.    approving any Annual Budget;
2.    approving the PA Required Expansion Facilities Budget or any AFP Budget;
3.    amending any Annual Capital Budget;
4.    approving any Facilities Project;
5.    removing any Officer;
6.    appointing the Company’s independent certified public accountants or auditors;
7.    entering into any Financing Commitment, including any Financing Commitment that, consistent with Section 4.7(b), may require Financing Commitment Assurances from all Members;
8.    causing any Lien to be placed on the Facilities or any other material asset of the Company other than Permitted Liens;
9.    subject to Section 14.9, amending, modifying, changing or otherwise altering the Operations Agreement;
10.    delegating authority to the Operator pursuant to the Operations Agreement;
11.    subject to Section 14.9, entering into, amending, suspending or terminating any Material Contract, or taking any action that results in a material default by the Company under any Material Contract;

12.    approving any lease of capacity on the Facilities;
13.    causing the Company to enter into any Affiliate Contract;
14.    approving additional Capital Contributions from the Members to fund cost overruns in excess of the relevant Aggregate Budget Cap (the aggregate amount of such additional Capital Contributions, a “Budget Overrun”);
15.    approving any Precedent Agreement associated with the Facilities that has not been entered into as of the Effective Date;
16.    approving the form, purchase, termination or amendment by the Operator of any insurance policy that the Operator obtains and maintains on behalf of the Company pursuant to the Operations Agreement; and
17.    the actions specified in any other express provision of this Agreement requiring the consent of the Managers designated by the Members holding at least 70% of the Percentage Interests.
(iv)    By way of illustration and not in limitation of any other matters specified in this Agreement as requiring the consent of the Managers designated by the Members Holding a Majority of the Percentage Interests or otherwise the consent of the Board, the Company shall not, directly or through any Subsidiaries, and the Managers, Members, Operator or their Affiliates, Officers and agents of the Company shall not approve of or take any of the following actions without obtaining the consent of the Managers designated by the Members Holding a Majority of the Percentage Interests:
1.    selecting a different name for the Company;
2.    approving the amount of Available Cash; and
3.    any other action that, pursuant to an express provision of this Agreement, requires the approval of the Managers designated by the Members Holding a Majority of the Percentage Interests.
6.8.    FERC Certificate Approval
(a)    Voting on FERC Certificate for Initial Facilities. The Board shall immediately review the FERC Certificate for the Initial Facilities upon the Company’s receipt thereof and shall call a special meeting as soon as reasonably practicable (and in any event within twenty-one (21) Days of the Company’s receipt thereof) in order to determine, reasonably and in good faith, whether acceptance of the FERC Certificate for the Initial Facilities has or would have a material adverse effect on the rights, obligations, financial condition, properties or prospects of the Company (an “MAE”). At such special meeting, the Managers shall vote on (i) whether acceptance of the FERC Certificate results in an MAE, and (ii) whether to accept the FERC Certificate.
(b)    No MAE. If at such special meeting, Managers designated by Members holding at least 70% of the Percentage Interests vote that acceptance of the FERC Certificate would not result in an MAE, then the Company shall also be deemed to accept the FERC Certificate, and the Members whose Managers voted that acceptance of the FERC Certificate would not result in an MAE shall purchase, in proportion to their respective Percentage Interests, the entire Membership Interest(s) of any Member whose Manager voted in good faith that acceptance of the FERC Certificate would result in an MAE (any such Member, a “Disagreeing Member”) at a price equal to ninety-five percent (95%) of all Capital Contributions made by such Disagreeing Member as of the date of such special meeting.
(c)    MAE. If at such special meeting, Managers designated by Members holding at least 70% of the Percentage Interests do not vote that acceptance of the FERC Certificate would not result in an MAE, then the Managers shall vote at such special meeting whether to nevertheless accept the FERC Certificate and the following subsections (i) or (ii) shall apply:
(i)    Accept FERC Certificate. If Managers designated by Members holding at least 70% of the Percentage Interests vote to accept the FERC Certificate, then the Company shall be deemed to accept the FERC Certificate, and such Members whose Manager voted to accept the FERC Certificate shall purchase, in proportion to their respective Percentage Interests, the entire Membership Interest(s) of any Member whose Manager voted not to accept the FERC Certificate (any such Member, a “FERC Certificate Non-Accepting Member”) at a price equal to one hundred percent (100%) of all Capital Contributions made by such FERC Certificate Non-Accepting Member as of the date of such special meeting.
(ii)    Reject FERC Certificate. If Managers designated by Members holding at least 70% of the Percentage Interests do not vote to accept the FERC Certificate, then, unless it is otherwise agreed to unanimously by all the Members to take an alternative course of action (including seeking rehearing of the order issuing the FERC Certificate), the Company shall be dissolved and its affairs shall be wound up in accordance with the provisions of Article 11.
(d)    The acceptance of any FERC Certificate in respect of the PA Required Expansion Facilities or any Approved Facilities Project shall be subject to the vote of the Managers designated by the Members holding at least 70% of the Percentage Interests.
(e)    The closing of any purchase of the Membership Interests of a Disagreeing Member or FERC Certificate Non-Accepting Member shall occur no later than sixty (60) Days after the date of the relevant vote, unless the Members agree upon a different date. At the closing, the Disagreeing Member or FERC Certificate Non-

Accepting Member, as applicable, shall execute and deliver to the purchasing Members (i) an assignment of its Membership Interest, in form and substance reasonably acceptable to the purchasing Members and (ii) any other instruments reasonably requested by the purchasing Members to give effect to the purchase; and the purchasing Members shall deliver to the Disagreeing Member or FERC Certificate Non-Accepting Member, as applicable, in immediately available funds the purchase price.
6.9.    Officers
(a)    The Board may, from time to time, designate one or more Persons to be officers of the Company (each, an “Officer”). No Officer need be a resident of the State of Delaware, a Member or a Manager. Any Officers so designated shall have such authority to perform such duties as the Board may, from time to time, delegate to them. The Board may assign titles to particular Officers. The Officers of the Company shall report to the Board as requested from time to time. Unless the Board decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law (or any successor statute), the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office, subject to the Board’s oversight and any specific delegation of authority and duties made to such Officer by the Board under this Section 6.9(a) and the other terms and provisions hereof, including Section 6.7 hereof. Each Officer shall hold office until his successor is duly designated and qualified or until his death or until he resigns or has been removed in the manner hereinafter provided. Any number of offices may be held by the same person. No Officer shall be employed by the Company.
(b)    Any Officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Board. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. Any Officer may be removed as such, either with or without cause, by the Board; provided, however, that such removal shall be without prejudice to the contract rights, if any, of the Person so removed. Designation of an Officer shall not of itself create contract rights. Any vacancy occurring in any office of the Company may be filled by the Board.
(c)    The initial Officers of the Company are listed on Exhibit 6.9(c).
6.10.    Duties of Managers
(a)    Notwithstanding anything in this Agreement or in the Act to the contrary, a Manager, in performing his or her duties and obligations as a Manager under this Agreement, may act or omit to act solely at the direction of the Member(s) that designated such person to serve on the Board, considering only such factors, including the separate interests of the designating Member(s), as such Manager or Member(s) choose to consider, and any action of such a Manager or failure to act, taken or omitted in good faith reliance on the foregoing provisions shall not constitute a breach of any duty (including any fiduciary or other similar duty, to the extent such exists under the Act or other applicable law) on the part of such Manager or Member(s) to the Company or any other Manager, Member, or Officer. No Member shall owe any fiduciary or other similar duties to the Company, any other Member, Manager or Officer except the implied duty of good faith and fair dealing. No Manager shall owe any fiduciary or other similar duty to the Company, any Member (other than the Member appointing such Manager), Manager or Officer except the implied duty of good faith and fair dealing. The Operator shall owe such duties to the Company, Members, Managers and Officers as contemplated in the Operations Agreement.
(b)    The Members (and the Members on behalf of the Company) hereby:
(i)    agree that (A) the terms of this Section 6.10, to the extent that they modify or limit a duty or other obligation, if any, that a Member or Manager may have to the Company or any other Member, Manager or Officer under the Act or applicable law, are reasonable in form, scope and content; and (B) the terms of this Section 6.10, subject to the last sentence of Section 6.10(a), shall control to the fullest extent possible if it is in conflict with a duty, if any, that a Member or Manager may have to the Company or another Member, Manager or Officer under the Act or other applicable law;
(ii)    waive any duty or other obligation, if any, that a Member may have to the Company or another Member, pursuant to the Act or other applicable law, to the extent necessary to give effect to the terms of this Section 6.10, other than the implied duty of good faith and fair dealing;
(iii)    agree that (i) the other Members would not be willing to make an investment in the Company, and no person designated by a Member to serve on the Board would be willing to so serve, in the absence of this Section 6.10, and (ii) it has reviewed and understands the provisions of Sections 18-1101(b) and (c) of the Act, and to the extent that at law or in equity, a Member or Manager owes any fiduciary or other duties to the Company or any Member (other than fiduciary duties owed by a Manager to the Member that appointed such Manager), Manager or Officer, such duties are eliminated to the fullest extent permitted pursuant to Section 18-1101(c) of the Act, other than the implied duty of good faith and fair dealing and subject to the last sentence of Section 6.10(a); and
(iv)    agree that nothing herein is intended to create a partnership, joint venture, agency or other relationship creating fiduciary or quasi-fiduciary duties or similar duties or obligations or otherwise subject the Members to joint and several liability or vicarious liability for the actions of the other Members or to impose any duty, obligation or liability that would arise therefrom with respect to any or all of the Members or the Company.
6.11.    Commercially Sensitive Information

In any materials submitted to the Board for review and approval, and in all communications between itself and the Members (in their capacity as such), the Managers shall maintain the confidentiality of (and redact from written materials as appropriate) customer names and commercially sensitive information the disclosure or exchange of which between competitors would be inconsistent with applicable federal and state antitrust or unfair competition laws and regulations.  The foregoing confidentiality requirement shall also apply to non-public operational information and non-public customer-specific information, the disclosure of which would violate Applicable Laws (as defined in the Operations Agreement).  Disclosure of any proposals shall be done in a form that prevents the direct or indirect disclosure of customer-specific, competitive-sensitive or operationally sensitive information.  Each Member shall prohibit the use, dissemination or disclosure of such information in any form by a Manager for the purpose of planning, marketing or operating a separate, competing business now or in the future.
6.12.    Employees
Secondees.
(a)    The Company shall have no employees.
(b)    The Members agree that, upon the approval of the Board and the applicable Member, employees of a Member or its Affiliates may be seconded to the Company pursuant to a secondment agreement to be entered into between the Company and such Member or its Affiliate. Any employee of a Member or its Affiliate seconded to the Company pursuant to this Section 6.12(b) shall enter into a confidentiality agreement satisfactory in form and substance to the Company.
ARTICLE 7
BUDGETS; ACCOUNTING,TAX AND BANKING MATTERS
7.1.    Facilities Budgets
(a)    The Members acknowledge that, as of the Effective Date, the Board will pursuant to the Initial Resolution approve the Initial Facilities Budget for the period from the Effective Date through the In-Service Date, which budget includes an Annual Capital Budget for the period through December 31, 2014.
(b)    Prior to commencing the construction of the PA Required Expansion Facilities, the Board shall develop (in conjunction with the Operator), consider and approve a multi-year budget for development and construction of the PA Required Expansion Facilities (a “PA Required Expansion Facilities Budget”), which budget shall include a maximum capital commitment of each Member in an amount not exceeding such Member’s applicable Budget Cap.
(c)    Prior to approving any Approved Facilities Project, the Board shall develop (in conjunction with the Operator), consider and approve a multi-year budget for development and construction of such Approved Facilities Project, in form and substance substantially similar to the Initial Facilities Budget (an “AFP Budget”).

7.2.    Annual Budgets
(a)    Not later than November 1 of each Fiscal Year, the Operator shall deliver to the Company an Annual Budget for the next following Fiscal Year. Each Annual Budget shall consist of (i) a budget setting forth the Capital Expenditure requirements of the Company for the relevant Fiscal Year, including maintenance Capital Expenditures and the Capital Expenditures set forth in the relevant Facilities Budget that are applicable to such Fiscal Year, together with, in respect of any period prior to the In-Service Date, such other expenditures that may be incurred during such Fiscal Year (an “Annual Capital Budget”) and (ii) for each Fiscal Year (or portion thereof) following the In-Service Date, a budget setting forth the operational expenditures to be incurred by the Company during such Fiscal Year (an “Annual Operating Budget”). Each Annual Budget shall include an indicative budget for the two Fiscal Years immediately following the next Fiscal Year. Each Annual Capital Budget shall also include a capital call schedule showing the anticipated timing and amount of the Capital Contributions to be required during the Fiscal Year to which such Annual Capital Budget relates. The Members agree that each Annual Budget shall be intended to include all costs and expenses necessary or advisable for the conduct of the Business.
(b)    Not later than December 15 of each Fiscal Year, the Board shall consider and approve the Annual Budget for the next following Fiscal Year. As of the Effective Date, the Board hereby approves the initial Annual Budget for the period from the Effective Date through December 31, 2014.
(c)    If the Board does not approve the Annual Budget in respect of any Fiscal Year on or prior to the commencement of such Fiscal Year, the Annual Budget for such Fiscal Year shall be the indicative budget applicable to such Fiscal Year that was included with the most recently approved Annual Budget.
(d)    The Company, the Managers and the Operator shall use reasonable commercial efforts to conduct the business and operations of the Company consistent in all material respects with the then-applicable Annual Budget.
(e)    If, during the Fiscal Year covered by an Annual Budget, a Manager, the Operator or an Officer determines that an adjustment or addition to, or deferral or acceleration of, the estimated costs, expenses or Capital Expenditures of any line items in such Annual Budget is necessary or appropriate, then such person shall submit (or cause to be submitted) to the Board for approval such adjustments or additions, or deferrals or accelerations, as are necessary or required. The Board shall approve or disapprove the adjustments or additions to, or deferrals or accelerations of, the Annual Budget in accordance with Section 6.7(b) as promptly as practicable, but in any event within fifteen (15) Days after receipt of such adjusted draft Annual Budget.
7.3.    Books and Records; Reports

(a)    The Company shall keep and maintain full and accurate books of account for the Company in accordance with GAAP consistently applied in accordance with the terms of this Agreement. The Company shall keep books and records indicating the names, addresses, Capital Contributions and Percentage Interests of all Members and shall keep minutes of the proceedings of the Board and the Members and supporting documentation of the transactions with respect to the conduct of the Company’s Business. Such books shall be maintained at the principal United States office of the Company or offsite so long as they are easily accessible. Each Member and its Affiliates and designated representatives shall have full and complete access at all reasonable times to review, inspect and copy the books and records of the Company.
(b)    The Company shall provide to each Member the following reports:
(i)    As soon as practicable after receipt thereof, any reports provided to the Company or the Board pursuant to the Operations Agreement;
(ii)    within thirty (30) Days of the end of any Fiscal Quarter, quarterly consolidated financial statements of the Company (including an unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of the end of such Fiscal Quarter and the related unaudited consolidated income statement and statement of cash flows of the Company and its consolidated Subsidiaries for the Fiscal Quarter then ended) for the previous quarter prepared in accordance with GAAP (subject to normal year-end adjustments) and showing any variance between actual and budgeted figures;
(iii)    within sixty (60) Days of the end of each Fiscal Year, consolidated financial statements of the Company (including a balance sheet of the Company as of December 31 of each Fiscal Year and the related income statement and statement of cash flows of the Company for the Fiscal Year then ended) and a schedule showing any variance between actual and budgeted figures. The annual financial statements shall be prepared in accordance with GAAP and shall be audited in accordance with generally accepted auditing standards and certified by Deloitte & Touche LLP or another nationally recognized, “Big 4” firm of certified public accountants approved by the Board;
(iv)    As soon as available, but not later than thirty (30) Days after the end of each calendar month, monthly financial and business reports, including (A) an operating statement and report of financial condition of the Company for such monthly period and year-to-date, including summary unaudited consolidated balance sheet, consolidated income statement and statement of cash flows of the Company and its consolidated Subsidiaries for such period, (B) a reconciliation report setting forth material discrepancies or variances between (x) amounts included in such reports for such month period and year-to-date and (y) the budgeted amounts as reflected in the Budget for the corresponding periods to which such amounts relate, (C) a summary description of the business activities that took place during such period and the operating and financial performance of the Company during such period and year-to-date, including an explanation of material discrepancies described in clause (B) and (D) such other information as any Manager or Member shall reasonably request;
(v)    Copies of Annual Budgets, Facilities Budgets and all amendments thereto;
(vi)    Notice of material events; and
(vii)    such other reports and information (in any form, electronic or otherwise) as any such Member or any Manager may reasonably request, as the Board may determine, or as otherwise required by law.
(c)    Each of the quarterly and annual financial statements provided in accordance with Section 7.1 shall include a statement of the Capital Accounts and a summary narrative discussion of such financial statements. Monthly reports shall include a statement as to significant variations from any Annual Budget or Facilities Budget.

7.4.    Fiscal Year
The calendar year shall be selected as the accounting year of the Company.
7.5.    Bank Accounts
The Company shall maintain one or more bank accounts in the name of the Company at such bank or banks as may be determined by the Board, which accounts shall be used for the payment of expenditures incurred by the Company in connection with the business of the Company and in which shall be deposited any and all receipts of the Company. All such receipts shall be and remain the property of the Company and shall not be commingled in any way with funds of any other Person. The designated Officers or Managers may invest the Company funds only in (a) readily marketable securities issued by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States maturing within three months or less from the date of acquisition, (b) readily marketable securities issued by any state or municipality within the United States of America or any political subdivision, agency or instrumentality thereof, maturing within three months or less from the date of acquisition and rated “A” or better by any recognized rating agency, (c) readily marketable commercial paper rated “Prime 1” by Moody’s or “A 1” by S&P (or comparably rated by such organizations or any successors thereto if the rating system is changed or there are such successors) and maturing in not more than three months after the date of acquisition or (d) certificates of deposit or time deposits issued by any incorporated bank organized and doing business under the laws of the United States of America which is rated at least “A” or “A2” by S&P or Moody’s, which is not in excess of federally insured amounts, and which matures within three months or less from the date of acquisition.
7.6.    Capital Accounts
(a)    A capital account shall be established and maintained for each Member in accordance with the terms of this Section 7.6 (a “Capital Account”). Each Member’s Capital Account (a) shall be increased by (i) such Member’s Capital Contributions (including amounts deemed contributed by the Member pursuant to Section 4.2(e)(iii) or 4.5(a)), (ii) the amount of any Profits or items of income or gain allocated to such Member pursuant to Sections 5.1 and 5.2, and (iii) the amount of any Company liabilities assumed by the Member or that are secured by any Property distributed to the Member, and (b) shall be decreased by (i) the amount of money distributed to that Member by the Company (including amounts deemed to be distributed to the Member pursuant to Section 4.2(e)(iii), (ii) the Gross Asset Value of property distributed to that Member by the Company, (iii) allocations to that Member of Losses or other items of loss or deduction pursuant to Sections 5.1 and 5.2, and (iv) the amount of any liabilities of the Member assumed by the Company or that are secured by any Property contributed by the Member to the Company.
(b)    It is the intention of the Members that the Capital Accounts of each Member be kept in the manner required under Treasury Regulations Section 1.704-1(b)(2)(iv). To the extent any additional adjustment to the Capital Accounts is required by such regulation, the Board is hereby authorized to make such adjustment.

(c)    On the transfer of all or part of a Member’s Membership Interest, the Capital Account of the transferor that is attributable to the transferred Membership Interest shall carry over to the transferee Member in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv)(l).
7.7.    Tax Partnership
The Members agree to classify the Company as a partnership for federal income tax purposes. Neither the Company, any Member nor any officer or other representative of any of the foregoing shall file an election to classify the Company as an association taxable as a corporation for federal tax purposes.
7.8.    Tax Elections.
The Company shall make the following elections:
(a)    to elect the calendar year as the Company’s Fiscal Year if permitted by applicable law;
(b)    to elect the accrual method of accounting;
(c)    to elect, in accordance with Section 754 of the Internal Revenue Code and comparable state law provisions, to adjust basis in the event any Membership Interest is transferred in accordance with this Agreement or any Company Property or cash of the Company is distributed to any Member;
(d)    to elect the application of Internal Revenue Code Sections 709(b) and 195(b) with respect to all organizational expenses and start-up expenditure of the Company, respectively; and
(e)    to elect with respect to such other federal, state and local tax matters as the Board shall approve.
7.9.    Tax Matters Member
The Board shall from time to time designate a Member to act as the “tax matters partner” under Section 6231 of the Internal Revenue Code, subject to replacement by the Board (such Member, the “Tax Matters Member”). The initial Tax Matters Member shall be Dominion. The Tax Matters Member shall promptly notify the Members if any tax return or report of the Company is audited or if any adjustments are proposed by any Governmental Authority. In addition, the Tax Matters Member shall promptly furnish to the Members all notices concerning administrative or judicial proceedings relating to federal income tax matters. During the pendency of any such administrative or judicial proceeding, the Tax Matters Member shall furnish to the Members periodic reports, not less often than monthly, concerning the status of any such proceeding. Without the consent of the Board, the Tax Matters Member shall not extend the statute of limitations, file a request for administrative adjustment, file suit concerning any tax refund or deficiency relating to any Company administrative adjustment or enter into any settlement agreement relating to any Company item of income, gain, loss, deduction or credit for any Fiscal Year of the Company. The costs and expenses reasonably incurred by the Tax Matters Member in performing its obligations under this Section 7.9 and Section 7.10 shall be reimbursed to the Tax Matters Member by the Company promptly following the Company’s receipt of an invoice therefor.
7.10.    Tax Returns and Reports
The Tax Matters Member shall deliver to each Member the following schedules and tax returns: (i) within two (2) Business Days prior to the federal estimated tax payment date for corporations, an estimated Schedule K-1 through the applicable quarter, (ii) within 60 Days after the Company’s year-end, an estimated Schedule K-1 and (ii) not less than 45 Days prior to the due date for the filing of the Company’s federal information return for the immediately preceding taxable year, a final Schedule K-1, along with copies of all other federal, state, or local income tax returns or reports filed by the Company for the previous year as may be required as a result of the operations of the Company. In addition, on or before the 30th day after the end of each Fiscal Quarter, the Tax Matters Member shall cause each Member to be furnished with (i) an estimate of the Company’s taxable income for the current Fiscal Year through the end of such Fiscal Quarter and (ii) book and tax basis information for the Company’s assets (including information regarding additions and retirements of assets during such Fiscal Quarter) sufficient to allow such Member to satisfy its own obligations and make its own computations, allocations and adjustments under Code sections 704(b), 704(c) and 754. The Company shall notify each Member promptly (and in any event within 30 days) after it learns that it will earn (or, if not previously reported to the Members pursuant to this Section 7.10, after it learns that it has earned) any gross income which may not be “qualifying income” (as such term is defined pursuant to Section 7704 of the Code); such notification shall include an estimate of each Member’s allocable share of any such gross income.
7.11.     Audit Rights
Each Member shall have the right to inspect and audit the books and records of the Company. Such audits shall be conducted at the cost of the Member(s) requesting same. A Member may exercise its audit rights hereunder by giving at least thirty (30) Days’ advance written notice to the Company of the desire to perform such audit, which notice shall include the estimated timing and other particulars related to such audit. The audit shall be conducted during normal business hours of the Company. The audit shall not unreasonably interfere with the operation of the Company. Each Member may conduct no more than one audit per calendar year.
ARTICLE 8
INDEMNIFICATION
8.1.    Right to Indemnification
Subject to the limitations and conditions as provided herein or by applicable law, each Person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (hereinafter a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that he or she, or a Person of whom he or she is the legal representative, is or was a Manager or Officer of the Company, or while such a Person is or was serving at the request of the Company as a manager, officer, partner, venturer, member, trustee, employee, agent or similar functionary of another foreign or domestic general partnership, corporation, limited partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise (other than the Operator in its capacity as such), shall be indemnified by the Company to the extent such Proceeding or other above-described process relates to any such above-described relationships with, status with respect to, or representation of any such Person to the fullest extent permitted by the Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said applicable law permitted the Company to provide prior to such amendment) against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including attorneys’ and experts’ fees) actually incurred by such Person in connection with such Proceeding, and indemnification under this Article 8 shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder for any and all liabilities and damages related to and arising from such Person’s activities while acting in such capacity; provided, however, that no Person shall be entitled to indemnification under this Section 8.1 in the event the Proceeding involves acts or omissions of such Person which constitute an intentional breach of this Agreement or fraud, gross negligence or willful misconduct on the part of such Person. The rights granted pursuant to this Article 8 shall be deemed contract rights, and no amendment, modification or repeal of this Article 8 shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings arising prior to any such amendment, modification or repeal. It is expressly acknowledged that the indemnification provided for in this Article 8 may involve indemnification for negligence or under theories of strict liability. The Operator shall only be indemnified to the extent provided in the Operations Agreement.
8.2.    Indemnification of Employees and Agents
The Company may indemnify and advance expenses to Persons who are entitled to indemnification under Section 8.1, including current and former employees (if any) or agents of the Company, and those Persons who are or were serving at the request of the Company as a manager, director, officer, partner, venturer, member, trustee, employee (if any), agent or similar functionary of another foreign or domestic general partnership, corporation, limited partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise against any liability asserted against such Person and incurred by such Person in such a capacity or arising out of such Person’s status as such a Person to the same extent that it may indemnify and advance expenses to a Member under this Article 8.
8.3.    Advance Payment
Any right to indemnification conferred in this Article 8 shall include a limited right to be paid or reimbursed by the Company for any and all reasonable expenses as they are incurred by a Person entitled to be indemnified under Section 8.1 who was, or is threatened, to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to such Person’s ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such Person in advance of final disposition of a Proceeding shall be made only upon delivery to the Company of a written affirmation by such Person of such Person’s good faith belief that such Person has met the requirements necessary for indemnification under this Article 8 and a written undertaking, by or on behalf of such Person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified Person is not entitled to be indemnified under this Article 8 or otherwise.
8.4.    Appearance as a Witness
Notwithstanding any other provision of this Article 8, the Company shall pay or reimburse expenses incurred by any Person entitled to be indemnified pursuant to this Article 8 in connection with such Person’s appearance as a witness or other participation in a Proceeding at a time when he is not a named defendant or respondent in the Proceeding.
8.5.    Nonexclusivity of Rights
The right to indemnification and the advancement and payment of expenses conferred in this Article 8 shall not be exclusive of any other right which a Person indemnified pursuant to Section 8.1 may have or hereafter acquire under the Act or other applicable law, this Agreement, or any other agreement, vote of Members or otherwise.
8.6.    Insurance
The Company may purchase and maintain insurance on behalf of any Person against any liability asserted against him or it and incurred by him or it in any such capacity, or arising out of his or its status as such, whether or not the Company would have the power or the obligation to indemnify him or it against such liability under the provisions of this Article 8.
8.7.    Certain Definitions
For purposes of this Article 8, references to “the Company” shall include, in addition to the resulting entity, any constituent entity (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its members, managers, officers, and employees or agents, so that any Person who is or was a member, manager or officer of such constituent entity, or is or was serving at the request of such constituent entity as a member, manager or officer of another limited liability company, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article 8 with respect to the resulting or surviving entity as he or it would have with respect to such constituent entity if its separate existence had continued. For purposes of this Article 8, references to “fines” shall include any excise taxes assessed on a Person with respect to an employee benefit plan; and references to “serving at the request of the Company” shall include any service as a Member, Manager or officer of the Company which imposes duties on, or involves services by, such Member, Manager or officer with respect to an employee benefit plan, its participants or beneficiaries; and a Person who acted in good faith and in a manner he or it reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Article 8.

8.8.    Severability
The provisions of this Article 8 are intended to comply with the Act. To the extent that any provision of this Article 8 authorizes or requires indemnification or the advancement of expenses contrary to the Act or the Certificate, the Company’s power to indemnify or advance expenses under such provision shall be limited to that permitted by the Act and the Certificate and any limitation required by the Act or the Certificate shall not affect the validity of any other provision of this Article 8.
ARTICLE 9
COMMITTED FACILITIES; OTHER ACTIVITIES
9.1.    Development of Committed Facilities
The Members hereby approve the development of the Committed Facilities, including the acquisition of necessary regulatory approvals for the Committed Facilities and the construction, ownership, operation and maintenance of the Committed Facilities, in accordance with (in the case of the Initial Facilities) the preliminary timetable approved pursuant to the Initial Resolution; provided that such approval is subject to Section 6.8. The Members shall cooperate with the Company and the Operator in their respective efforts to develop the Committed Facilities, and shall, subject to Section 6.8, not take any action or fail to take any action that would delay or obstruct the Company from obtaining the FERC Certificate in respect of any Committed Facilities.
9.2.    Development of Approved Facilities Projects
(a)    The Members may from time to time consider and approve the development of Facilities Projects other than the Committed Facilities. The Company shall not undertake the development or construction of any Facilities Project other than any Approved Facilities Project approved in accordance with Section 6.7(b)(iii); provided that such approval is subject to Section 6.8.
(b)    With respect to the Initial Facilities, “Foundation Shippers” (subscribers holding 300,000 Dt per day or greater of service entitlements) have each secured a one-time right to request an expansion of the Facilities, which right is also set forth in Precedent Agreements. This right may be exercised either (i) at the time of the customer’s election of Optional Quantities or (ii) after the date of a FERC order concerning the Optional Quantity expansion project and during the primary term of that customer’s service agreement with the Company. In order to implement this customer right, the Company will develop a Facilities Project Proposal as specified in Section 9.3(b) and proceed to evaluate the requested project pursuant to the provisions of Section 9.3(c).

9.3.    Proposed Facilities Projects
(a)    Without prejudice to any Member’s rights under Section 9.5, any Member that desires to pursue a potential Competitive Facilities Project shall first submit it to the Company by notifying the Board in writing of the nature of the proposed Competitive Facilities Project, including such details as are then available, and providing a detailed explanation of the reasons why such Competitive Facilities Project is being requested (the “Competitive Facilities Project Notice”). In addition, if any Member believes that the Company should pursue a Base Facilities Project, such Member may notify the Board in writing of the nature of the proposed Base Facilities Project, including such details as are then available, and providing a detailed explanation of the reasons why such Base Facilities Project should be pursued by the Company (the “Base Facilities Project Notice”).
(b)    As soon as reasonably practicable and in no event later than sixty (60) Days after receipt of a Competitive Facilities Project Notice or a Base Facilities Project Notice (either such notice, as applicable, a “Facilities Project Notice”), the Board shall vote on whether to authorize a feasibility study for the proposed Facilities Project. If the Members holding at least 70% of the Percentage Interests vote to authorize such a study, which vote shall include approval of the Capital Contributions necessary to fund the study (and shall be made pro rata by the Members voting in favor of authorizing such study), the Company shall instruct the Operator, or such other Person directed by the Board, to prepare and deliver to the Board and each Member, no later than ninety (90) Days after such direction by the Board, the findings of such feasibility study, which shall include a detailed description of the proposed Facilities Project and the preliminary estimated costs (including acquisition expenses, if applicable), projected rate information and the potential financing (the “Facilities Project Proposal”).
(c)    Within sixty (60) Days after the Facilities Project Proposal has been received by each Member, the Board shall vote on whether to proceed with the development of the proposed Facilities Project as set forth in such Facilities Project Proposal. If the Members holding at least 70% of the Percentage Interests vote to proceed with the development of the proposed Facilities Project, the Company shall proceed with such development, including the acquisition of necessary regulatory approvals and the Financing Commitment, if any. For the avoidance of doubt, any Member voting not to approve of a Facilities Project pursuant to this Section 9.3(c) may elect to become a Diluting Member in accordance with the provisions of Section 4.3.
(d)    If the Members holding at least 70% of the Percentage Interests do not approve of a proposed Competitive Facilities Project pursuant to Section 9.3(c), then, subject to Section 9.5, only the Members that voted to approve the applicable Facilities Project Proposal shall be permitted to undertake such Competitive Facilities Project (or substantially similar project) without regard to the Company or the other Members.

9.4.    Development of Business Opportunities
Other than pursuant to Section 9.3, no Member or any of its Affiliates shall have any obligation to present any investment, acquisition or business opportunity, transaction, agreement, arrangement or other matter to the Company or the Board.
9.5.    Certain Opportunities
Notwithstanding anything in this Agreement to the contrary, other than with respect to (w) the Initial Facilities prior to the earlier of (i) the In-Service Date and (ii) the dissolution of the Company, (x) the PA Required Expansion Facilities prior to the earlier of such Facilities being placed in-service and (ii) the dissolution of the Company, (y) any Approved Facilities Project prior to the earlier of (i) such Approved Facilities Project being placed in-service and (ii) the dissolution of the Company and (z) the obligations set forth in Section 9.3: (a) the Members and their Affiliates may engage in or hold an interest of any nature in, directly or indirectly, independently or with others, whether as an equity owner, lender, consultant, employee, operator, manager, partner, joint venturer or otherwise, any business without regard to whether such business is directly or indirectly competitive with the Business conducted or expected to be conducted by the Company and/or its Subsidiaries and without regard to the geographic location of such business, without the consent or approval of the other Members, the Board or the Company, and without any duty or obligation to account to the other Members or the Company in connection therewith and (b) neither the Company nor any Manager, Member or Affiliate of the foregoing shall have any right or obligation, by virtue of this Agreement or otherwise, to share or participate in such other businesses, investments, or activities of a Member or its Affiliates (excluding the Company and its Subsidiaries) or to the income or proceeds derived therefrom. Notwithstanding anything contained in this Agreement to the contrary, and for the avoidance of doubt, (a) each of the Members, its Parent and/or their Affiliates may independently pursue and compete for any or all proposed Competitive Facilities Projects (but not any Base Facilities Project), extensions, expansions and facilities to serve gas and electric end users, municipal gas and electric systems serving end users and electric power plants, in each case within such Member’s Parent’s franchise or established service territory (as it exists at the time of the proposed opportunity), notwithstanding that such franchise or established service territory may overlap with the franchise or established service territory of another Member or its Affiliates, and (b) nothing in this Section 9.5 shall prohibit, restrict or limit in any way the ability of any Affiliate of a Member from soliciting or accepting any offer or submitting a proposal to or negotiating or entering into any agreement with any Person relating to the acquisition of transmission capacity on any existing or proposed interstate pipeline, whether or not it is competing with the Facilities or any Facilities Project.
9.6.    Insurance
The Company shall maintain in effect insurance consistent with the insurance contemplated in the Transaction Documents and such other insurance specified in Schedule B hereto and upon such terms and conditions, including deductibles, as decided and agreed upon at least annually by the Members.

ARTICLE 10
DISPOSITION
10.1.    Dispositions; Exception to Application of this Article 10
(a)    No Member may Dispose of all or any part of its Membership Interests or any beneficial right or interest therein, or contract to do or permit any of the foregoing, whether voluntarily or by operation of law, and any attempt to do so shall be null and void and not recognized on the Company’s books and records, other than Dispositions: (i) constituting Permitted Transfers, (ii) subject to Section 10.2(a), to a Qualified Transferee or (iii) effected in accordance with this Article 10; provided, however, that notwithstanding anything herein to the contrary a Disposition by a Member (including a Permitted Transfer) shall be null and void ab initio if (A) following the proposed Disposition, the Company would have more than 100 members within the meaning of Section 1.7704-1(h)(1)(ii) of the Treasury Regulations (taking into account Section 1.7704-1(h)(3) of the Treasury Regulations); provided that such limitation shall not apply to any Disposition by any Member of all or part of its Membership Interest to an Affiliate, (B) such Disposition would cause the Company to be taxed as a corporation for federal tax purposes; (C) to the extent it would become the direct holder of a Membership Interest, the transferee fails to deliver to the Company the representations set forth in Annex A and an executed Accession Agreement, or (D) such Disposition would result in the violation of any applicable federal or state securities laws (collectively, (A) through (D), the “Disposition Defaults”). Members shall bear any costs the Company reasonably incurs in connection with Dispositions of any of their respective Membership Interests. The Members agree that following the In-Service Date a Member shall have the right to pledge all or any portion of such Member’s Membership Interest or grant a lien or security interest in all or any portion of such Member’s Membership Interest (a “Pledged Interest”) to any bank or financial institution (a “Lender”) that is subordinate to any lien or security interest granted with respect to such Member’s Membership Interest as a result of any Financing Commitment; provided that it is agreed that if any Lender forecloses upon or otherwise becomes the owner of such Pledged Interest, such Lender shall, subject to none of the Disposition Defaults being applicable with respect to such foreclosure, be deemed a Defaulting Member for purposes of this Agreement.
(b)    Unless a Person acquiring any Membership Interests becomes admitted as a Member in accordance with the provisions of Section 10.1(c), such Person shall not be entitled to any of the rights granted to a Member hereunder in respect of such Membership Interests, other than the right to receive only the economic benefits related thereto, including allocations of income, gain, loss, deduction, credit and similar items and distributions to which the assignor would otherwise be entitled, to the extent such items are assigned.
(c)    A Person acquiring any Membership Interests shall be admitted as a Member and entitled to all of the rights of a Member in respect of such Membership Interests only if none of the Disposition Defaults are applicable with respect to such transfer and either (i) the transfer to such Person was a Permitted Transfer or otherwise effected pursuant to the procedures set forth in this Article 10, (ii) such Person acquired the Membership Interests pursuant to Sections 4.5(d), 6.8 or 10.5 or (iii) in any other case, such Person is a Qualified Transferee.
(d)    Notwithstanding any provision herein to the contrary, in no event shall any provision of this Article 10 be applicable in connection with any exchange, reclassification, or other conversion of Membership Interests or other debt or equity securities of the Company into any cash, securities, or other property pursuant to a Disposition of all or substantially all of the Company Properties.
(e)    In connection with any Disposition permitted under this Article 10:
(i)    each non-Disposing Member shall cooperate in good faith with the Disposing Member, and shall take no action to impede such Disposition or reduce the value of the Membership Interest subject to such Disposition, without prejudice to the rights of such non-Disposing Members to enforce in good faith the other provisions of this Article 10;
(ii)    the Company shall, upon the Disposing Member’s reasonable request and at the Disposing Member’s sole cost and expense, cooperate fully with potential acquirers in such prospective transaction by taking all customary and other actions reasonably requested by such holders or such potential acquirers, including making the Company’s properties, books and records, and other assets available for inspection by such potential acquirers and making its employees reasonably available for presentations, interviews and other diligence activities, in each case during normal business hours and upon reasonable advance notice, and subject to reasonable and customary confidentiality provisions; and
(iii)    the Disposing Member shall be permitted to take all steps reasonably necessary to carry out an auction of its Membership Interest, including selecting an investment bank, providing confidential information (pursuant to confidentiality agreements), selecting the winning bidder and negotiating the requisite documentation (at its sole cost and expense).
(f)    A Member entitled to acquire the Membership Interests of any other Member (whether through a Disposition or through the recalculation of the Percentage Interests) pursuant to Sections 4.5(d), 6.8 or 10.5 shall be entitled to exercise such right through an Affiliate or any Qualified Transferee designated by them; provided that the exercise of such right in such manner otherwise complies with Section 10.1(a).
10.2.    Other Restrictions on Dispositions
(a)    Notwithstanding anything to the contrary contained herein, for a period beginning on the Effective Date and ending on the In-Service Date, no Member shall Dispose of all or any part of its Membership Interests, or contract to do or permit any such Disposition, whether voluntarily or by operation of law, other than Permitted

Transfers. Any breach of the foregoing covenant will be deemed a Performance Default and result in such Member being treated as a Defaulting Member.
(b)    Except for any Disposition to a Permitted Transferee in accordance with this Article 10 or any Disposition contemplated under Sections 4.3 and 10.5, each Disposition must comply with the following minimum size requirements: (1) if such Member’s Percentage Interest is equal to or less than 10%, the Disposition must include all of the Disposing Member’s Membership Interests and (2) if such Disposing Member’s Percentage Interest is greater than 10%, the Disposition must be of a Membership Interest having a Percentage Interest of at least 10%.
10.3.    [RESERVED].

10.4.    Preemptive Right
(a)    If the Company proposes to issue any Membership Interests to any Person in a transaction or transactions other than the Membership Interests attributable to the Capital Contributions made or agreed to be made by the Members pursuant to Article 4 as in effect on the date hereof, each Member (other than a Defaulting Member or a Diluting Member) shall have the right to purchase directly or through any Affiliate such portion of such Membership Interests sufficient to maintain such Member’s then Percentage Interest, on the same terms and conditions as applied to all Persons purchasing Membership Interests.
(b)    In the event of a proposed transaction or transactions, as the case may be, that would give rise to preemptive rights of the Members under Section 10.4(a), the Company shall provide notice (the “Initial Notice”) to the Members no later than ten (10) Business Days prior to the expected consummation of such transaction or transactions. Each Member shall provide notice of its election to exercise such rights within five (5) Business Days after delivery of such Initial Notice from the Company (each Member electing to exercise its preemptive right in such instance is referred to as an “Exercising Member”). The failure of a Member to respond to the Initial Notice and affirmatively exercise its preemptive right in accordance with the terms of this Agreement and the Initial Notice shall be deemed an election not to exercise its preemptive right in connection with such proposed transaction or transactions.
(c)    If a Member shall elect not to exercise its respective preemptive right, then the Exercising Members shall have the right to purchase additional Membership Interests (a “Subsequent Purchase”), from those securities as to which no such right was exercised, on a pro rata basis insofar as more than one such Exercising Member desires to so purchase additional securities. In the event of a situation described in the preceding sentence in which a Member elects not to exercise its respective preemptive right with respect to a proposed transaction or transactions, the Company shall provide notice (the “Subsequent Notice”) of such fact within three (3) Business Days following the receipt of all of the notices concerning such elections from the Members possessing such preemptive rights. Each Exercising Member shall respond to this Subsequent Notice by sending a response notice with respect thereto within three (3) Business Days after delivery of the Subsequent Notice. The failure of an Exercising Member to respond to such Subsequent Notice and affirmatively exercise its preemptive right in accordance with the terms of this Agreement shall be deemed an election not to exercise its preemptive right in connection with such Subsequent Purchase.
10.5.    Dominion ROFR
(a)    If (a) any Member (for the purposes of this Section 10.5, the “Proposing Member”) (i) proposes to Dispose of all or any part of its Membership Interest to any other Member (other than Dominion or any of its Affiliates which is also a Member) including pursuant to any transaction in which the Membership Interests of more than one Member are directly or indirectly consolidated or (ii) becomes subject to a Change in Control, and (b) after giving effect to such proposed Disposition or Change in Control, the Percentage Interest of the acquiring or surviving Member would be equal to (unless after giving effect to such Disposition or Change in Control there would be only two Members) or greater than the aggregate Percentage Interest of Dominion and each of its Affiliates that is also a Member, then the Proposing Member shall first give notice (a “ROFR Notice”) to Dominion. The ROFR Notice shall set forth the name of the Member to whom the Disposition is proposed or Change in Control affects, Membership Interest subject to such proposed Disposition (the “Offered Interest”), the price payable for the Offered Interest, and details of the payment terms and all other terms and conditions of the proposed Disposition or Change in Control. Dominion shall have the right, until the date that forty-five (45) days following the date of delivery of the ROFR Notice (the “ROFR Expiration Date”) to deliver to the Proposing Member a written election to purchase (the “Purchase Notice”) that portion of the Offered Interest as shall be necessary so that no other Member will have a Membership Interest that is equal to (unless after giving effect to such Disposition or Change in Control there would be only two Members) or greater than the aggregate Membership Interests of Dominion and each of its Affiliates that is also a Member (the “ROFR Interest”). The delivery of the Purchase Notice shall constitute an irrevocable commitment to purchase such ROFR Offered Units.
(b)    The purchase price and terms and conditions for the purchase of the ROFR Interest pursuant to this Section 10.5 shall be the price and terms and conditions set forth in the applicable ROFR Notice; provided that the Proposing Member shall at a minimum make customary representations and warranties concerning (i) the Proposing Member’s valid title to and ownership of the ROFR Interest, free and clear of all liens, claims and encumbrances (excluding those arising in connection with a Financing Commitment or under applicable securities laws), (ii) the Proposing Member’s authority, power and right to enter into and consummate the sale of the ROFR Interest, (iii) the absence of any violation, default or acceleration of any agreement to which the Proposing Member is subject or by which its assets are bound as a result of the agreement to sell and the sale of the ROFR Interest, and (iv) the absence of, or compliance with, any governmental or third party consents, approvals, filings or notifications required to be obtained or made by the Proposing Member in connection with the sale of the ROFR Interest. The closing shall occur no later than sixty (60) Days after the date of delivery of the Purchase Notice, unless the Proposing Member and Dominion agree upon a different date. At the closing, the Proposing Member shall execute and deliver to Dominion (i) an assignment of the ROFR Interest, in form and substance reasonably acceptable to Dominion and (ii) any other instruments reasonably requested by Dominion to give effect to the purchase; and Dominion shall deliver to the Proposing Member in immediately available funds the purchase price.
(c)    If the Purchase Notice is not delivered prior to the ROFR Expiration Date, the (i) Proposing Member may Dispose all, but not less than all, of the ROFR Interest or (ii) the Change in Control may be completed, in each case within 90 Days after the ROFR Expiration Date. If the ROFR Interest is not so Disposed or the Change in Control is not completed within such 90-day period, the Proposing Member may not sell any of the ROFR Interest without again complying in full with the provisions of this Section 10.5.
ARTICLE 11
DISSOLUTION, LIQUIDATION, AND TERMINATION
11.1.    Dissolution
The Company shall dissolve and its affairs shall be wound up on the first to occur of the following:
(a)    the consent of the Managers designated by the Members holding at least the amount of Percentage Interests as are required by Section 6.7(b)(i) to dissolve the Company;
(b)    if the PA Execution Date has not occurred by December 31, 2014, unless the Managers designated by the Members holding at least 70% of the Percentage Interests elect not to dissolve the Company;
(c)    entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act; or
(d)    unless the Members otherwise agree, upon consummation of the Disposition of all or substantially all of the Company Properties.
11.2.    Liquidation and Termination
On dissolution of the Company, the liquidator shall be the Board or a Person selected by Managers designated by the Members holding at least 70% of the Percentage Interests. The liquidator shall proceed diligently to wind up the affairs of the Company at the direction of the Board and make final distributions as provided herein and in the Act. The costs of liquidation shall be borne as a Company expense. The steps to be accomplished by the liquidator are as follows:

(a)    As promptly as possible after dissolution and again after final liquidation, the liquidator shall cause a proper accounting to be made of the Company Property, liabilities, and operations through the last Day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable.
(b)    The liquidator shall pay, satisfy or discharge from Company funds all of the debts (including debts owing to any Member), liabilities and obligations of the Company (including all expenses incurred in liquidation) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine).
(c)    To the extent that the Company has any remaining property:
(i)    The liquidator may sell any or all of the Company’s property and any resulting gain or loss from each sale shall be computed and allocated to the Capital Accounts of the Members as provided in Article 5.
(ii)    All remaining Company Property shall be distributed to the Members in accordance with the positive balances in their Capital Accounts, after giving effect to all contributions, distributions and allocations for all periods; provided that if the Company liquidates as a result of the dissolution event set forth in Section 11.1(b), then after making any distributions required to be made pursuant to Section 5.5(d) in the manner set forth in Section 4.1(d), all remaining Company Property shall be distributed to the Member that contributed such Company Property irrespective of the balances in the Member’s Capital Accounts and the remaining provisions of this Section 11.2(c)(ii) shall have no effect. If the amounts of Company Property that would be distributed to the Members upon liquidation if such distributions were made pursuant to Section 5.5(b) do not correspond to the respective Capital Account balances of the Members, then income, gain, loss and deduction for the Fiscal Year in which the liquidation occurs shall be reallocated among the Members to cause, to the extent possible, the Members’ Capital Accounts immediately prior to such distribution to correspond to the amounts that would be distributed to the Members if liquidating distributions were made pursuant to Section 5.5(b); provided that, for purposes of this Section 11.2(c)(ii), the amount otherwise distributable to a Member pursuant to Section 5.5(b) shall be reduced by such Member’s Unfunded Default Amount, if any, and increased by such Member’s Undistributed Deficiency Interest Amount, if any.
(iii)    All distributions in kind to the Members shall be valued for purposes of determining each Member’s interest therein at its Fair Market Value at the time of such distribution, and such distributions shall be made subject to the liability of each distributee for costs, expenses, and liabilities theretofore incurred or for which the Company has committed prior to the date of termination, and those costs, expenses, and liabilities shall be allocated to the distributee pursuant to this Section 11.2.

(iv)    Any distribution to the Members in liquidation of the Company shall be made by the later of the end of the taxable year in which the liquidation occurs or 90 Days after the date of such liquidation. For purposes of the preceding sentence, the term “liquidation” shall have the same meaning as set forth in Treasury Regulations Section 1.704-1(b)(2)(ii). The distribution of cash and/or property or assets to a Member in accordance with the provisions of this Section 11.2 constitutes a complete return to the Member of its Capital Contribution and a complete distribution to the Member of its Membership Interest and all of the Company Properties and constitutes a compromise to which all Members have consented within the meaning of Section 18-502(b) of the Act. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.
(v)    If a sale of the Company is structured as a Disposition of Membership Interests (whether a direct sale, a merger, an exchange of interests, or other similar transaction), the amount of the aggregate purchase price to be allocated among the Members shall be determined in a manner consistent with the amounts that would have been distributed to the Members if the Company had been liquidated in accordance with this Section 11.2 and if the total liquidating distributions with respect to all Membership Interests had equaled the aggregate purchase price being paid for all the Membership Interests.
11.3.    Deficit Capital Accounts
Notwithstanding anything to the contrary contained in this Agreement, and notwithstanding any custom or rule of law to the contrary, no Member shall be obligated to restore a deficit balance in its Capital Account at any time.
11.4.    Certificate of Cancellation
On completion of the distribution of property as provided herein, the Company shall be terminated and the Members shall file a certificate of cancellation with the Secretary of State of Delaware, cancel any other filings made pursuant to Section 1.5, and take such other actions as may be necessary to terminate the Company.
ARTICLE 12
REPRESENTATIONS AND WARRANTIES
12.1.    Representations and Warranties of the Members
Each Member hereby represents and warrants to the Company and each other Member that (a) it is duly formed, validly existing and (if applicable) in good standing under the laws of the state of its formation, and if required by applicable law is duly qualified to do business and (if applicable) is in good standing in the jurisdiction of its principal place of business (if not formed therein); (b) it has full corporate, limited liability company, partnership, trust, or other applicable power and authority to execute and agree to this Agreement and the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and all necessary actions by the board of directors, shareholders, managers, members, partners, trustees, beneficiaries, or other Persons necessary for the due authorization, execution, delivery, and performance of this Agreement and the Transaction Documents to which it is a party by that Member have been duly taken; (c) it has duly executed and delivered this Agreement and the Transaction Documents to which it is a party and this Agreement and the Transaction Documents to which it is a party are enforceable against such Member in accordance with their respective terms, subject to bankruptcy, moratorium, insolvency and other applicable law generally affecting creditors’ rights and general principles of equity (whether applied in a proceeding in a court of law or equity); (d) its authorization, execution, delivery, and performance of this Agreement and the Transaction Documents to which it is a party does not conflict with any material obligation under any other material agreement or arrangement to which that Member is a party or by which it is bound; and (e) it (i) has been furnished with such information about the Company and the Membership Interest as that Member has requested, (ii) has made its own independent inquiry and investigation into, and based thereon has formed an independent judgment concerning, the Company and that Member’s Membership Interest therein, (iii) has adequate means of providing for its current needs and possible individual contingencies and is able to bear the economic risks of this investment and has a sufficient net worth to sustain a loss of its entire investment in the Company in the event such loss should occur, (iv) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Company, (v) is an “accredited investor” within the meaning of “accredited investor” under Regulation D of the Securities Act and (vi) understands and agrees that its Membership Interest shall not be sold, pledged, hypothecated or otherwise transferred except in accordance with the terms of this Agreement and pursuant to an applicable exemption from registration under the Securities Act and other applicable securities laws. Upon the occurrence and during the continuation of any event or condition which would cause a Member to be in breach of a representation or warranty contained in clause (e) of this Article 12, the breaching Person shall be treated as a Defaulting Member.
ARTICLE 13
EFFECTIVENESS
13.1.    Effectiveness
This Agreement shall become effective upon the Effective Date; provided, however, that, notwithstanding anything contained in this Agreement to the contrary, prior to the PA Execution Date, no Member shall have any obligation to make any Capital Contribution to the Company (including the initial Capital Contributions described in Section 4.1).
ARTICLE 14
GENERAL PROVISIONS
14.1.    Notices
Except as expressly set forth to the contrary in this Agreement, all notices, requests, or consents provided for or permitted to be given under this Agreement must be in writing and must be given by personal delivery, by certified or registered United States mail (postage prepaid, return receipt requested), by a nationally recognized overnight delivery service for next Day delivery, or by facsimile or other electronic transmission, to the addresses given for that Member on Exhibit 3.1 or such other address as that Member may specify by written notice to the other Members. All notices, requests, and consents to be sent to the Company must be sent to or made at the address of the Company’s principal place of business or such other address as the Company may specify by notice to the Members. All such notices, requests and other communications will be effective only upon receipt, except that if received after 5:00 p.m. (in the recipient’s time zone) on a Business Day or if received on a Day that is not a Business Day, such notice, request or communication will not be effective until the next succeeding Business Day.
14.2.    Amendment or Modification
Provided that all Members receive no less than five (5) Business Days prior written notice, the Board, acting with the consent of the Managers designated by the Members holding at least 96% of the Percentage Interests, may amend any provision of this Agreement or the Certificate, and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith; provided, however, that any such amendment that has a material adverse effect on any Member must be approved by the express prior written consent of such Member.
14.3.    Entire Agreement
This Agreement, together with the Transaction Documents, and the exhibits or schedules thereto and any agreements or documents specifically referenced herein or therein, constitute the entire agreement and understanding of the Members in respect of the subject matter set forth herein and supersede all prior understandings, agreements or representations by or among the Members, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated herein.
14.4.    Extensions; Waivers
Any Member may, for itself only, (a) extend the time for the performance of any of the obligations of any other Member under this Agreement, (b) waive any inaccuracies in the representations and warranties of any other Member contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such Member contained herein. Any such extension or waiver will be valid only if set forth in a writing signed by the Member to be bound thereby. No waiver by any Member of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence. Neither the failure nor any delay on the part of any Member to exercise any right or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise of the same or of any other right or remedy.

14.5.    Assignment; Binding Effect
Except as expressly provided herein, no Member may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of all the other Members, and any such assignment by a Member without prior written approval of all the other Members will be deemed a Performance Default and result in such Member being treated as a Defaulting Member. All of the terms, agreements, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the Members and their respective successors and permitted assigns.
14.6.    Governing Law
THIS AGREEMENT AND THE PERFORMANCE OF THE TRANSACTIONS AND OBLIGATIONS OF THE MEMBERS HEREUNDER WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PRINCIPLES.
14.7.    Dispute Resolution
Should a dispute arise among the Members relating to this Agreement, any Member may seek to resolve any such dispute through negotiations among the Senior Executives by providing the other Members written notice of its intent to invoke this Section 14.7. The Senior Executives will meet at a mutually acceptable time and place within fifteen (15) Days after such notice and thereafter as often as they reasonably deem necessary to exchange relevant information and to attempt to resolve the dispute. All negotiations and communications pursuant to this Section 14.7 will be treated and maintained by the Members as confidential information and will be treated as compromise and settlement negotiations for purposes of the federal and state rules of evidence. If the matter has not been resolved within fifteen (15) Days after the initial written notice set forth above, or such longer period as may be mutually agreed upon by all of the Members, the Members will meet to discuss the retention of a mediator for the purpose of resolving the Dispute through non-binding mediation. Participation in such mediation will be voluntary. If the Members agree to non-binding mediation, they will mutually agree upon a mediator within twenty (20) days of the initial meeting of the Members with respect to the retention of a mediator. The Members will seek to resolve the dispute in an expeditious manner, and to the extent possible, within thirty (30) days of commencement of mediation. The cost of any mediation under this Section 14.7 will be divided equally among the Members. Absent an agreement to mediate, each Member retains all rights to agree at that time to arbitration or to resort to any other means to resolve the dispute in its sole discretion.
14.8.    Waiver of Jury Trial
THE MEMBERS WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT AND ANY DOCUMENT EXECUTED IN CONNECTION HEREWITH.

14.9.    Affiliate Contracts
(a)    As of the Effective Date, the Members anticipate that the Company will enter into each of the Affiliate Contracts specified on Exhibit 14.9.
(b)    The Members intend each Affiliate Contract shall be entered into on an arm’s-length basis and on terms and conditions competitive at then-prevailing market conditions. The negotiation of each Affiliate Contract or modification to any Affiliate Contract shall be conducted on behalf of the Company (or the applicable Subsidiary) by or under the direction of at least two of the Managers, acting in good faith and in the best interests of the Company (or the applicable Subsidiary), designated by the Acting Members holding collectively at least 45% of the Percentage Interests, and all decisions of the Company (or the applicable Subsidiary) concerning such Affiliate Contract relating to the commencement, termination, withdrawal or settlement of, or decision to consent to, any claim or Proceeding, or the admission of liability by the Company (or the applicable Subsidiary) arising in relation to, or any material waiver under, any Affiliate Contract, shall be approved solely by at least two of the Managers, acting in good faith and in the best interests of the Company (or the applicable Subsidiary), designated by the Acting Members holding collectively at least 45% of the Percentage Interests. Notwithstanding anything to the contrary contained in this Agreement, at least two of the Managers designated by the Acting Members holding collectively at least 45% of the Percentage Interests may cause the Company to terminate any Affiliate Contract in accordance with its terms, including the Operations Agreement.
14.10.    No Consequential Damages
No Member shall assert, and each Member hereby waives, any claim against any indemnifying Person on any theory of liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) of any kind whatsoever, whether or not foreseeable, or for any loss of business, goodwill, opportunity or profit, whether arising directly or indirectly and whether or not foreseeable, even if the Member is actually aware of or has been advised of the likelihood of such loss or damage and regardless of whether the claim for such loss or damage is made in negligence, for breach of contract, breach of trust, breach of fiduciary obligation or otherwise arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby.
14.11.    Severability
The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement is found to be unenforceable in accordance with its terms, the Members agree that such provisions shall be deemed modified to the minimum extent necessary consistent with its objectives to make such provision enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced, and if such provision is not capable of being so modified, it shall be deemed excised from this Agreement, and the remaining provisions of this Agreement shall in all circumstances remain in full force and effect.

14.12.    Further Assurances
In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.
14.13.    Title to Company Property
All Company Property owned by the Company, whether real or personal, tangible or intangible, shall be deemed to be owned by the Company, and no Member, Officer, Manager or Person acting as an operator under any Transaction Document, individually, shall have any ownership of such Company Property. The Company shall hold all Company Properties in its own name. All Company Property shall be recorded as the property of the Company in its books and records without regard to the name in which record title to such assets is held.
14.14.    Intellectual Property
All Intellectual Property Rights (excluding any Intellectual Property Rights of the Operator) invented, discovered, improved or otherwise developed as part of the Facilities (the “IP Rights”) shall be owned by the Company. The Members shall be entitled to use, license or otherwise exploit the IP Rights, and may grant a world-wide royalty-free license to the Affiliate of any Member, only for the evaluation, pursuit, development and operation of the Facilities and for no other purpose. In the event that any IP Right is determined by the Company or a Member to be registrable, the Company shall file applications relating to such IP Rights. Each Member acknowledges the inherent risk of error in the acquisition, interpretation and use of the IP Rights, and that no representation or warranty, express or implied, is made with respect to (a) the completeness, utility or accuracy of any Intellectual Property Rights disclosed to it or (b) the merchantability or fitness for a particular purpose or the freedom from infringement of any third party Intellectual Property Rights by its use of such Intellectual Property Rights.
14.15. Press Releases and Public Announcements
Neither the Company nor any Member shall (and shall use all reasonable efforts to cause its Affiliates not to) release or otherwise disseminate any press releases, public announcements or statements of a material nature regarding the Company or the Business without the consent of the Members holding at least 96% of the Percentage Interests. Notwithstanding the foregoing, the Company may issue such press releases and public announcements or statements in the normal and ordinary course of its business; provided, however, that if any such release, statement or other communication contains a description of, or may be of a sensitive nature to, any Member, the Company shall obtain the consent of such Member at the earliest reasonably practicable time prior to publishing such release, statement or communication.
14.16. No Third Party Beneficiaries
Except as otherwise provided in Article 8, it is the intent of the Members that no third-party beneficiary rights be created or deemed to exist in favor of any Person not a party to this Agreement, unless otherwise expressly agreed to in writing by the Members.

14.17. Confidentiality
Each Member agrees that all non-public information received from or otherwise relating to the Company, its Subsidiaries and businesses, their Members, or any third party who has entrusted the Company with confidential information regarding the Business, operations or prospects of the Company with the expectation that such information will be kept confidential, is confidential and will not be (i) disclosed or otherwise released to any other Person (other than (A) to another Member or to such Member’s directors, managers, partners, employees, counsel, financial and tax advisors, lenders, rating agencies and analysts for a valid business purpose, (B) in the case of a Member who is also a Manager or officer of the Company, in carrying out its duties in the best interests of the Company and (C) any potential bona fide transferee of a Membership Interest; provided that such potential transferee agrees to maintain the confidentiality of the confidential information on terms no less restrictive than those set forth in this Section 14.17) or (ii) used for anything other than as necessary and appropriate in carrying out the Business of the Company. Any recipient of such confidential information shall be advised of its confidential status, and the disclosing Member shall be responsible for any breaches hereof by any Person to whom such Member provides confidential information. The restrictions set forth herein do not apply to (i) information that is or becomes available to such Member on a non-confidential basis from a source (other than the Company) that is not known by such Member to be bound by a confidentiality agreement, (ii) information that was known by such Member prior to disclosure by or at the direction of the Company; (iii) information that is independently developed by such Member without violating any obligations under this Agreement; or (iv) any disclosures required by a national stock exchange, the rules or regulations of the U.S. Securities and Exchange Commission, applicable law or regulatory authority with respect to a Member or its Affiliates. Notwithstanding the foregoing, neither Section 14.15 nor this Section 14.17 shall be construed to restrict a Member or its Affiliate from disclosing information with respect to its investment in the Company in the ordinary course of its business and pursuant to its customary investor relations process; provided the Members agree to coordinate in advance with respect to any disclosure of material non-public information pertaining to the Company or its financial or operational performance that a Member knows, or reasonably should know, would be sensitive to another Member or would otherwise trigger additional disclosures or compliance filings by another Member.
14.18. Headings
The article and section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.
14.19. Construction
This Agreement has been freely and fairly negotiated among the Members. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Members and no presumption or burden of proof will arise favoring or disfavoring any Member because of the authorship of any provision of this Agreement. Any reference to any law will be deemed to refer to such law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The Members intend that each representation, warranty, and covenant contained herein will have independent significance. If any Member has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Member has not breached will not detract from or mitigate the fact that the Member is in breach of the first representation, warranty, or covenant. Time is of the essence in the performance of this Agreement.
14.20. Fair Market Value Determination
(a)    If the Fair Market Value of a Membership Interest is to be determined for purposes of this Agreement, the affected Members shall first seek to determine such Fair Market Value by mutual written agreement within a reasonable time, not to exceed thirty (30) Days. If the affected Members cannot reach a mutual written agreement as set forth in the foregoing sentence, the process in Section 14.20(b) to determine such Fair Market Value shall control.
(b)    Appraisal. Upon expiration of the thirty (30)-Day period set forth in Section 14.20(a) above, the affected Members seeking to determine Fair Market Value of a Membership Interest (each an “Affected Member,” and collectively, the “Affected Members”), shall request in writing (the “FMV Notice”) that the Board appoint an independent third party appraisal firm of nationally recognized standing having recognized expertise in the valuation of natural gas transmission pipelines (“Appraiser”) to make such determination. Within ten (10) Days after receipt of the FMV Notice, the Board will engage an Appraiser to determine the Fair Market Value of the Membership Interest at issue. Within thirty (30) Days of being appointed, the Appraiser will deliver to the Board and the Affected Members a detailed report (including all assumptions and relevant information employed in making such determination) setting forth its calculation of the Fair Market Value of the Membership Interest (the “FMV Report”) at issue, and such report and the determination of Fair Market Value set forth therein shall be final and binding on the Affected Members. The cost of such FMV Report and all fees and expenses of the Appraiser shall be paid in equal portions by the Affected Members. Each Affected Member shall cooperate in good faith with the Appraiser, and will provide the Appraiser with all information and documentation reasonably requested by it in connection with preparation of the FMV Report.
14.21. Counterparts; Effectiveness
This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. This Agreement will become effective when one or more counterparts have been signed by each of the Members and delivered to the other Members, which delivery may be made by exchange of copies of the signature page by facsimile or electronic transmission. For purposes of determining whether a party has signed this Agreement or any document contemplated hereby or any amendment or waiver hereof, a handwritten signature on a paper document or a facsimile or electronic transmission of a handwritten original signature will constitute a signature.
14.22. Adjustment for Inflation
The amount set forth in Section 6.7(b)(i)(5) shall, without requiring any amendment to this Agreement, be automatically adjusted for inflation effective as of January 1 of each calendar year by multiplying such amount by a fraction, (i) the numerator of which is the average monthly United States Department of Labor Statistics Consumer Price Index for All Urban Consumers (CPI-U) published by the Bureau of Labor Statistics, United States Department of Labor, Washington, DC (http://www.bls.gov/cpi) (“CPI”) for the twelve (12) month period immediately preceding such January 1, and (ii) the denominator of which is the average monthly CPI for the twelve (12) month period immediately preceding the Effective Date; provided that such adjusted amount shall in no event be less than $200,000.
14.23. Legal Representation
Each Member hereby acknowledges that the Member has been advised that the Member should seek and has had the opportunity to seek independent legal counsel to review this Agreement and the other Transaction Documents on the Member’s behalf and to obtain the advice of such legal counsel relating to such documentation. Each Member further acknowledges and agrees that with respect to such documentation, unless otherwise specifically acknowledged and agreed to in writing by the Company, the Members and the applicable independent legal counsel: (a) the law firm of Locke Lord LLP is legal counsel solely to Duke and (b) the law firm of Hogan Lovells US LLP is legal counsel solely to Dominion and the Operator with respect to the Transaction Documents.

[Signature page follows]

IN WITNESS WHEREOF, the Members hereby duly execute and deliver this Agreement in counterparts, effective as of the Effective Date.
DUKE ENERGY ACP, LLC
By:     /s/ Phillip C. Grigsby
Name: Phillip C. Grigsby
Title: President
PIEDMONT ACP COMPANY, LLC
By:     /s/ Thomas E. Skains
Name: Thomas E. Skains
Title: Chairman and President
DOMINION ATLANTIC COAST PIPELINE, LLC
By:     /s/ Diane Leopold
Name: Diane Leopold
Title: President
MAPLE ENTERPRISE HOLDINGS, INC.
By:     /s/ Henry P. Linginfelter
Name: Henry P. Linginfelter
Title: Executive Vice President

Limited Liability Company Agreement
Signature Page

ANNEX A

TRANSFEREE TAX REPRESENTATIONS

The transferee is the sole beneficial owner of the interest in the Company to be registered in its name (the “Membership Interest”);
1.    such transferee either (i) is not a grantor trust, partnership or S corporation for U.S. federal income tax purposes or (ii) was not formed with, and will not be used for, a principal purpose of permitting the Company to satisfy the 100 member limitation contained in Treasury Regulations Section 1.7704-1(h)(1)(ii); 1
2.    such transferee did not acquire, and will not transfer, its Membership Interest through (a) a national, non-U.S., regional, local or other securities exchange, (b) PORTAL or (c) over-the-counter market (including an interdealer quotation system that regularly disseminates firm buy or sell quotations by identified brokers or dealers by electronic means or otherwise);
3.    such transferee did not acquire, and will not transfer, its Membership Interest from, to or through (a) a person, such as a broker or dealer, that makes a market in, or regularly quotes prices for, the Membership Interest or (b) a person that regularly makes available to the public (including customers or subscribers) bid or offer quotes with respect to the Membership Interest and stands ready to effect, buy or sell transactions at the quoted prices for itself or on behalf of others; and
4.    such transferee will only transfer its Membership Interest to a buyer who provides representations similar to these. These representations may from time to time be revised by the Board on the advice of counsel.

1Paragraph 1 not required to be included if transferee is an Affiliate of the transferor Member.
ANNEX A

ANNEX B
ACCESSION AGREEMENT
This Accession Agreement (this “Accession”) is executed by the undersigned (the “Transferee”) for the benefit of Atlantic Coast Pipeline, LLC, a Delaware limited liability company (the “Company”) pursuant to the terms of the Limited Liability Company Agreement of the Company, dated as of ___________ ___, 2014, and all Annexes, Exhibits and Schedules thereto, together with all amendments thereto, copies of which are attached hereto as Exhibit A and are incorporated herein by reference (collectively, the “Agreement”). By the execution of this Accession, the Transferee hereby agrees as follows:
1.    Capitalized terms used but not otherwise defined in this Accession have the meanings assigned to such terms in the Agreement. Transferee acknowledges that Transferee is acquiring certain Membership Interests in the Company which are subject to the terms and conditions set forth in the Agreement and the certificate of formation of the Company, a copy of which certificate of formation is attached hereto as Exhibit B (the “Certificate”).
2.    Transferee (a) agrees that the Membership Interests acquired by Transferee shall be bound by and subject to the terms of the Agreement and the Certificate and (b) accedes to and agrees to be bound by the Certificate and the Agreement with the same force and effect as if the undersigned was a party thereto. Transferee’s execution of this Accession shall not constitute admission of the Transferee as a Member of the Company unless and until Transferee has complied with all of the requirements of the Agreement.
3.    This Accession may be delivered by electronic transmission, including by facsimile or in portable document format, and such delivery shall be deemed to be an original. This Accession shall be governed by the laws of the State of Delaware without regard to principles of conflicts of law.
4.    This Accession shall be binding upon and inure to the benefit of Transferee and the Company and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns.
5.    Any notice required or permitted by the Accession or the Agreement shall be given to Transferee at the address listed under the Transferee’s signature below.
[Remainder of page intentionally left blank. Signature page follows.]

ANNEX B

IN WITNESS WHEREOF, the undersigned hereby executes this Accession as of _________, 20__.
TRANSFEREE:
[____________________________]
By:
Name:
Title:
Notice    Address:

ANNEX B

ANNEX C

FORM OF CAPITAL CALL NOTICE

[Letterhead of the Company]

Date: ______________

[The Members]

Ladies and Gentlemen:
Reference is made to that certain Limited Liability Company Agreement dated as of September 2, 2014 by and among Dominion Atlantic Coast Pipeline, LLC, Duke Energy ACP, LLC, Piedmont ACP Company, LLC and Maple Enterprise Holdings, Inc. (the “LLC Agreement”). Capitalized terms used herein and not otherwise defined shall have the meaning given to such terms in the LLC Agreement.
This Capital Call Notice is delivered pursuant to Section 4.2(b) of the LLC Agreement. The aggregate amount of Capital Contributions from the Members due on the Capital Contribution Date set forth below is equal to $_________________. The amount due from each Member on such Capital Contribution Date is as follows:
[Member]:        $____________
[Member]:        $____________
[Member]:        $____________
[Member]:        $____________
and all such amounts shall be paid to the Company’s account on the Capital Contribution Date in Dollars in immediately available funds.
The purpose of such Capital Contribution is to fund [specify purpose and relevant budget].
The Capital Contribution Date, by which such Capital Contributions shall be made is [specify Business Day that is at least 20 days from the date on which this instruction is given].

ANNEX C

Wire instructions are as follows:
For credit to the Company’s account:
Account No.:
__________:
Attn:

Yours sincerely,

ATLANTIC COAST PIPELINE, LLC

By: _________________________________
Name:
Title: Authorized Representative

ANNEX C

EXHIBIT 2.1

INITIAL PRECEDENT AGREEMENTS

Agreement	Capacity (in Dt per day)
Precedent Agreement for Firm Transportation Services Atlantic Coast Pipeline, LLC to be entered into between the Company and Duke Energy Carolinas, LLC.	452,750
Precedent Agreement for Firm Transportation Services Atlantic Coast Pipeline, LLC to be entered into between the Company and Duke Energy Progress, Inc.	272,250
Precedent Agreement for Firm Transportation Services Atlantic Coast Pipeline, LLC to be entered into between the Company and Piedmont Natural Gas Company, Inc.	160,000
Precedent Agreement for Firm Transportation Services Atlantic Coast Pipeline, LLC to be entered into between the Company and Public Service Company of North Carolina, Inc.	100,000
Precedent Agreement for Firm Transportation Services Atlantic Coast Pipeline, LLC to be entered into between the Company and Virginia Natural Gas, Inc.	75,000
Precedent Agreement for Firm Transportation Services Atlantic Coast Pipeline, LLC to be entered into between the Company and Virginia Power Services Energy Corp., Inc.	300,000

EXHIBIT 2.1

EXHIBIT 3.1

MEMBER ADDRESSES, CAPITAL CONTRIBUTIONS, AND PERCENTAGE INTERESTS

Name and Addresses of Members	Capital Contributions	Initial Percentage Interest
Duke Energy ACP, LLC 550 South Tryon Charlotte, NC 28202 Attention: Phillip C. Grigsby Facsimile: E-mail:	$3,684,000	40%
Piedmont ACP Company, LLC 4720 Piedmont Row Drive Charlotte, NC 28210 Attention: Karl W. Newlin Facsimile: E-mail:	$911,000	10%
Dominion Atlantic Coast Pipeline LLC 707 East Main Street, 19th Floor Richmond, VA 23219 Attention: Anne E. Bomar Facsimile: E-mail:	0	45%
Maple Enterprise Holdings, Inc. 10 Peachtree Place, NE Atlanta, GA 30309 Attention: Hank Linginfelter Facsimile: E-mail:	$460,500	5%

EXHIBIT 3.1

EXHIBIT 4.4

PRE-EFFECTIVE EXPENDITURES

Member	Pre-Effective Expenditures ($)
Duke Energy ACP, LLC	$0
Piedmont ACP Company, LLC	$10,000
Dominion Atlantic Coast Pipeline, LLC	$9,200,000
Maple Enterprise Holdings, Inc.	$0

EXHIBIT 4.4

EXHIBIT 6.3(a)

DESIGNATED MANAGERS

I.    Duke Manager(s)

Phillip C. Grigsby
Duke Alternate Managers

Lance C. Stotts
II.    Piedmont Manager(s)
Karl W. Newlin
Piedmont Alternative Managers
Franklin H. Yoho
III.    Dominion Manager(s)
Anne E. Bomar
Dominion Alternate Managers
Donald R. Raikes

IV.    AGL Manager(s)
Charles Rawson
AGL Alternate Managers
Tim Sherwood

Initial Chairman:    Anne E. Bomar

EXHIBIT 6.3(a)

EXHIBIT 6.9(c)

OFFICERS

The initial officers of the Company shall be as follows:
Vice President - Phillip C. Grigsby
Vice President - Anne E. Bomar
Vice President - Karl W. Newlin
Vice President - Henry P. Linginfelter

EXHIBIT 6.9(c)

EXHIBIT 14.9
AFFILIATE CONTRACTS

1.	The Initial Precedent Agreements

2.	The Operations Agreement

3.	A capacity lease agreement between the Company and Piedmont or its Affiliate for the leasing of pipeline transportation capacity on Piedmont’s or its Affiliate’s system.

4.	A firm transportation service agreement between the Company and Dominion Transmission, Inc. for up to 1,500,000 Dt per day.

EXHIBIT 14.9

SCHEDULE A
INITIAL FACILITIES
The Initial Facilities will consist of the following:

a.	approximately 294 miles of 42” diameter pipeline;

b.	approximately 178 miles of 36” diameter pipeline;

c.	approximately 75 miles of 20” diameter pipeline;

d.	approximately 108,275 Hp of gas fired compression;

e.	approximately eight measurement and regulation stations, as may be required to meet obligations established under precedent agreements with customers to be served by the Initial Facilities, including:

i.	a 1,600,000 Dt/d receipt interconnection with Dominion Transmission, Inc. at Marts Junction, located in Lewis County, West Virginia;

ii.	a 350,000 Dt/d delivery interconnection with Columbia Gas Transmission Corporation located in Randolph County, West Virginia;

iii.	a 1,450,000 Dt/d bi-directional interconnection with Transcontinental Gas Pipe Line Corporation located in Buckingham County, Virginia;

iv.	a 350,000 Dt/d delivery interconnection with The Virginia Electric and Power Company located in Brunswick County, Virginia;

v.	a 350,000 Dt/d delivery interconnection with Virginia Natural Gas Company located in Chesapeake County, Virginia;

vi.	a 1,085,000 Dt/d delivery interconnection with Piedmont Natural Gas Company, Inc. (“Piedmont”) located in Johnston County NC;

vii.	a 200,000 Dt/d delivery interconnection with Piedmont located in Cumberland County, North Carolina;

viii.	a 985,000 Dt/d delivery interconnection with Piedmont located in Robeson County, North Carolina;

f.
a contract with Dominion Transmission, Inc. for sufficient firm transportation service to provide receipt point access and deliveries to Marts Junction, under Precedent Agreements with customers to be served by the Initial Facilities;

g.	a lease of capacity from Piedmont for sufficient quantities to provide deliveries under a Precedent Agreement with Public Service Company of North Carolina, Inc.; and

h.	such other ancillary and/or related facilities, equipment, services and/or leases authorized pursuant to the FERC Certificate for the Initial Facilities.

SCHEDULE A

SCHEDULE B
MINIMUM INSURANCE COVERAGE
The Operator shall cause the Company to maintain at least the following types of insurance in amounts and with deductibles, terms and conditions, and effective dates as determined by the Members.
General/Excess Liability Insurance
Commercial Automobile Insurance - For any owned, hired, rented or non-owned automotive equipment.
Umbrella Liability Insurance

Property Insurance

Business Interruption Insurance - At Company’s option

Workers Compensation Insurance - For any employees if required by law

Directors and Officers Liability Insurance - At Company’s option

SCHEDULE B